   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997

                                                  REGISTRATION NO.  333-18397
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -----------------------


                           POST-EFFECTIVE AMENDMENT



                                    NO. 3


                                   FORM S-4

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933

                           -----------------------

                               COTTER & COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                     5072
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                  36-2099896
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-5000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DANIEL A. COTTER
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               COTTER & COMPANY
                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                                  COPIES TO:

                            DANIEL T. BURNS, ESQ.
                               COTTER & COMPANY
                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-6601
                             (773) 695-5465 (fax)

                          WILLIAM K. BLOMQUIST, ESQ.
                               ARNSTEIN & LEHR
                            120 S. RIVERSIDE PLAZA
                                  SUITE 1200
                            CHICAGO, IL 60606-3913
                                (312) 876-7128
                             (312) 876-0288 (fax)




      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /




--------------------------------------------------------------------------------

                                COTTER & COMPANY

                             CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K


         S-4 ITEM NUMBER AND HEADING                                      LOCATION IN PROSPECTUS
         ---------------------------                                      ----------------------
1.  Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus....................................     Facing Page of Registration Statement; Cross-Reference
                                                                          Sheet; Outside Front Cover Page
2.  Inside Front and Outside Back Cover Pages of
         Prospectus..................................................     Inside Front Cover Page; Available Information;
                                                                          Incorporation of Certain Documents by Reference;
                                                                          Outside Back Cover Page
3.  Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information...........................................     Summary; Risk Factors
4.  Terms of the Transaction.........................................     Summary; Business of TruServ
5.  Pro Forma Financial Information..................................     Summary; Unaudited Pro Forma Consolidated Financial
                                                                          Statements; Notes to Unaudited Pro Forma Consolidated
                                                                          Financial Statements
6.  Material Contacts with the Companies being Acquired..............     Summary; Business of TruServ
7.  Additional Information Required for Reoffering by Persons
         and Parties Deemed to be Underwriters.......................     Inapplicable
8.  Interests of Named Experts and Counsel...........................     Legal Matters
9.  Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities..............................     Inapplicable
10. Information with Respect to S-3 Registrants......................     Inapplicable
11. Incorporation of Certain Information by Reference................     Inapplicable
12. Information with Respect to S-2 or S-3 Registrants...............     Summary; Available Information; Incorporation of
                                                                          Certain Documents by Reference
13. Incorporation of Certain Information by Reference................     Available Information; Incorporation of Documents by
                                                                          Reference
14. Information with Respect to Registrants Other than
         S-3 or S-2 Registrants......................................     Inapplicable
15. Information with Respect to S-3 Companies                             Inapplicable
16. Information with Respect to S-2 or S-3 Companies.................     Inapplicable
17. Information with Respect to Companies Other
         than S-3 or S-2 Companies...................................     Summary - The Companies; Selected Historical Financial
                                                                          Data; Business of TruServ
18. Information if Proxies, Consents or Authorizations
         are to be Solicited.........................................     Inapplicable
19. Information if Proxies, Consents or Authorizations
         are not to be Solicited, or in an Exchange Offer............     Inapplicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 27, 1997

PROSPECTUS

                              TRUSERV CORPORATION


              179,880 SHARES CLASS A COMMON STOCK, $100 PAR VALUE

                           (IN UNITS OF SIXTY SHARES)


     THE COMMON STOCK OFFERED HEREUNDER IS OFFERED EXCLUSIVELY TO RETAILERS AND RENTERS OF HARDWARE, LUMBER AND RELATED PRODUCTS, IN CONNECTION WITH BECOMING MEMBERS OF THE COMPANY. (SEE "PLAN OF DISTRIBUTION" HEREIN.)


     THE COMMON STOCK OFFERED HEREUNDER IS LIMITED AS TO TRANSFERABILITY BY ITS TERMS. THE COMPANY RETAINS AN AUTOMATIC LIEN AGAINST SUCH COMMON STOCK, AND DIVIDENDS ACCRUING THEREON, FOR ANY INDEBTEDNESS DUE THE COMPANY. (SEE "DESCRIPTION OF COMMON STOCK" HEREIN.)

     THERE IS NO EXISTING MARKET FOR THE COMMON STOCK OFFERED HEREUNDER AND THERE IS NO EXPECTATION THAT ANY MARKET WILL DEVELOP.


     THIS PROSPECTUS RELATES TO SHARES OF THE CLASS A COMMON STOCK, PAR VALUE $100 PER SHARE ("CLASS A COMMON STOCK" OR THE "SHARES"), OF TRUSERV CORPORATION, A DELAWARE CORPORATION ("TRUSERV"), FORMERLY KNOWN AS COTTER & COMPANY ("COTTER"), TO BE ACQUIRED, IN UNITS OF 60 SHARES EACH (SUBJECT TO A MAXIMUM OF FIVE UNITS PER PERSON), BY PERSONS BECOMING MEMBERS OF TRUSERV AFTER THE MERGER (THE "MERGER") OF COTTER AND SERVISTAR COAST TO COAST CORPORATION, A PENNSYLVANIA CORPORATION ("SCC"). THE MERGER WAS APPROVED BY THE STOCKHOLDERS OF COTTER AND SERVISTAR ON APRIL 1, 1997 AND BECAME EFFECTIVE ON JULY 1, 1997. COTTER WAS THE SURVIVING CORPORATION AND AS PART OF THE MERGER CHANGED ITS NAME TO TRUSERV CORPORATION. SEE "SUMMARY," "RISK FACTORS" AND "BUSINESS OF TRUSERV" HEREIN FOR FURTHER INFORMATION CONCERNING THE MERGER AND EACH OF THE CONSTITUENT CORPORATIONS.



     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY ANY PERSON CONTEMPLATING BECOMING A MEMBER OF TRUSERV AND ACQUIRING ANY OF THE SHARES.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================


                                                                          UNDERWRITING
           UNIT OF 60 SHARES OF                    PRICE TO              DISCOUNTS AND             PROCEEDS TO
           CLASS A COMMON STOCK                     PUBLIC                COMMISSIONS                COMPANY
------------------------------------------------------------------------------------------------------------------
Per Unit(1)...............................          $6,000               See (2) Below              $6,000(3)
Total.....................................       $17,988,000             See (2) Below            $17,988,000(3)


================================================================================


(1) The shares will be offered only in units of 60 Shares and no stockholder may purchase more than five such units.



(2) There will be no underwriters. The subject stock will be sold directly by TruServ at par value.



(3) There is no firm commitment for the sale of the securities offered hereunder; they will be sold from time to time by TruServ. However, assuming the sale of all securities offered hereunder, and before deduction of approximately $50,000 for estimated expenses in connection with this offering, the total proceeds will be as shown above.

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1997.

                             AVAILABLE INFORMATION

     TruServ (known as Cotter & Company prior to July 1, 1997) has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the TruServ Class A Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.

     TruServ is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be obtained from the Commission's Web site which is maintained at http://www.sec.gov.

                          REPORTS TO SECURITY HOLDERS

     Each year TruServ distributes to its Members an annual report containing consolidated financial statements reported upon by a firm of independent auditors. TruServ may, from time to time, also furnish to its Members interim reports, as determined by management.


     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO TRUSERV THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TRUSERV WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF THE SHARES, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO TRUSERV (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO KERRY J. KIRBY, EXECUTIVE VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, TRUSERV CORPORATION, 8600 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631-3505; AND TELEPHONE REQUESTS MAY BE MADE TO MR. KIRBY AT 773-695-5000. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.


                           ANNUAL REPORT ON FORM 10-K


     This Prospectus is accompanied by a copy of Cotter & Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed by TruServ with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus.


     1. Cotter & Company's Annual Report on Form 10-K for the year ended December 28, 1996; and



     2. Cotter & Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997.



     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRUSERV. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRUSERV SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THE PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.

                           -------------------------

                               TABLE OF CONTENTS



                                          PAGE
                                          ----
AVAILABLE INFORMATION...................    i
REPORTS TO SECURITY HOLDERS.............    i
ANNUAL REPORT ON FORM 10-K..............    i
INCORPORATION OF DOCUMENTS BY
  REFERENCE.............................   ii
SUMMARY.................................    1
  The Companies.........................    1
  Common Stock..........................    2
  Risk Factors..........................    2
  Retail Member Agreement...............    3
  Franchises and Licenses...............    3
  Retail Conversion Funds Agreement.....    3
  Comparative Per Share Prices and
     Dividend Policies..................    3
  Comparative Per Share Data............    4
  Selected Historical Financial Data....    5
RISK FACTORS............................    9
  Uncertainties Associated with the
     Integration of Cotter and SCC......    9
  Uncertain Impact of Growth............    9
  Impact of Increasing Competition and
     Market Changes.....................    9
  Potential Loss of Members.............    9
  Volatility of Merchandise and
     Inventory Prices...................    9
  Difficulties in Integrating
     Information Management and
     Technology
     Systems............................   10
  Impact of Environmental Issues........   10
  Difficulties of Combining Distribution
     Facilities and Systems
     Operations.........................   10



                                          PAGE
                                          ----
  Regional Variations in Marketing
     Opportunities......................   10
  Commonization.........................   10
  Impact of Franchising and Licensing
     Laws...............................   10
USE OF PROCEEDS.........................   11
PLAN OF DISTRIBUTION....................   11
DIVIDENDS...............................   11
BUSINESS OF TRUSERV.....................   11
  General...............................   11
  Retail Member Agreement; Franchise and
     License Agreements.................   14
DISTRIBUTION OF PATRONAGE DIVIDENDS.....   15
  Payment of Patronage Dividends in
     Accordance with the Internal
     Revenue Code.......................   15
MANAGEMENT..............................   17
DESCRIPTION OF COMMON STOCK.............   18
  Dividend Rights.......................   18
  Voting Rights.........................   18
  Liquidation Rights....................   18
  Preemptive Rights.....................   18
  Redemption Provisions.................   18
  Stockholders..........................   18
  Other Restrictions and Rights.........   18
LEGAL MATTERS...........................   19
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS............................   20

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus, the Exhibits hereto and documents incorporated by reference herein. This summary does not contain a complete statement of any material information relating to the Merger and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Prospectus. Prospective Members of TruServ should read carefully this Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus.


     This Prospectus and the documents incorporated herein by reference contain forward-looking statements about future results that are subject to risks and uncertainties. TruServ's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


     On April 1, 1997, the stockholders of Cotter and the shareholders of SCC agreed to merge the two companies pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). The transaction was completed on July 1, 1997. Following completion of the Merger, the Company was renamed TruServ Corporation ("TruServ"). The following is a brief summary of the two constituent corporations to the Merger, Cotter and SCC.


THE COMPANIES


     Cotter & Company (now TruServ Corporation). Cotter was organized as a Delaware corporation in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. TruServ's principal executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. The telephone number is (773) 695-5000. Cotter is a Member-owned wholesaler of hardware and related merchandise. It was historically and is now the largest cooperative wholesaler of hardware and related merchandise in the United States. Cotter manufactures paint and paint applicators. For reporting purposes, Cotter operates in a single industry as a Member-owned wholesaler cooperative.



     At the time of the Merger, Cotter served approximately 5,300 True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members existed in California (approximately 8%), Illinois and New York (approximately 6% each), Pennsylvania and Texas (approximately 5% each) and Michigan, Ohio and Wisconsin (approximately 4% each). SCC served approximately 4,800 Members throughout the United States and abroad. Primary concentrations of Members were in Pennsylvania and New York (approximately 10% each), Florida (approximately 4%) and Minnesota and Virginia (approximately 3%). As a result of the Merger, TruServ serves approximately 10,100 Members throughout the United States. Primary concentrations of Members exist in New York and Pennsylvania (approximately 8% each), California, Illinois and Texas (approximately 4% each).



     TruServ's Class A Common Stock $100.00 par value per share ("Class A Common Stock") being offered hereby is exclusively offered to retailers of hardware, lumber and related merchandise, in connection with becoming Members of TruServ. The Class A Common Stock (which is the sole voting stock) is offered only in sixty (60) share units and no party may acquire more than five units (at the rate of one unit per store). Sales of Class A Common Stock are made for cash.



     TruServ Class B Common Stock, par value $100 per share ("Class B Common Stock"), which is non-voting stock, is issuable only in connection with the Members' patronage dividends (see "Distribution of Patronage Dividends" below).



     Membership, depending on the terms of the Member's Retail Member Agreement with TruServ (the "Retail Member Agreement"), entitles TruServ Members to use certain TruServ trademarks and trade names, including the federally registered ServiStar(R), Coast to Coast(R) and True Value(R) trademarks, service marks and collective membership marks. Generally speaking, former Cotter Members and former SCC Members will continue to conduct their businesses under the same retail banners as before the Merger, except to the extent permitted by TruServ on a case by case basis. As soon as permitted by anticipated operating synergies, those Members and new Members joining TruServ after the Merger will have access to all private labels, except with respect to paint, mower and outdoor power equipment, the private labels of which will be limited to use by their respective retail organizations. Membership also entitles the Member to receive annual patronage dividends based upon the Member's purchases from TruServ. In accordance with TruServ's By-Laws and Retail Member Agreement, the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.


     SERVISTAR COAST TO COAST Corporation. SERVISTAR COAST TO COAST Corporation (hereinafter "SCC" shall refer to SERVISTAR COAST TO COAST Corporation and its subsidiaries) began operations in 1910 in Pittsburgh, Pennsylvania as American Hardware Supply Company. It was incorporated on February 15, 1935 under the laws of the Commonwealth of Pennsylvania. SCC had distribution centers at Brookings, South Dakota; East Butler, Pennsylvania; Charleston, Illinois; Ft. Smith, Arkansas; Greenville, South Carolina; Parkesburg, Pennsylvania; Springfield, Oregon; and Westfield, Massachusetts.



     SCC was a $1,700,000,000 hardware wholesaler with a strong presence in retail lumber and building materials. SCC operated substantially in one industry segment, as a marketing and purchasing cooperative for its approximately 4,800 Member-dealers. Effective as of July 1, 1996, SERVISTAR Corporation merged with Coast to Coast Stores, Inc., also a hardware purchasing cooperative, to form SCC as the surviving corporation, integrating those two companies which had been affiliated since 1990. SCC's subsidiaries provided trucking and warehousing support through Advocate Services, Inc., provided convention exhibitor services through Total Exposition Concepts, Inc., and manufactured paints and coatings through KCI Coatings, Inc.


     Member-dealers of SCC operated SERVISTAR Hardware Stores, SERVISTAR Lumberyards, SERVISTAR Home Centers, Coast to Coast Hardware Stores, Coast to Coast Home & Auto Stores, Grand Rental Stations, Taylor Rental Centers, Home & Garden Showplaces and INDUSERVE Supply Distributors throughout the United States. Such operations are continuing as part of TruServ.


COMMON STOCK



     The Class A Common Stock being offered hereby is limited as to transferability in that TruServ has a ninety (90) day right of first refusal to repurchase, at par value, a Member's stock before such stock can otherwise be disposed of. Historically, the Company has always exercised the right to repurchase. Additionally, TruServ retains an automatic lien on the Class A Common Stock, and dividends accruing thereon, for any indebtedness due TruServ. TruServ is obligated to repurchase a Member's Class A Common Stock and the Member is obligated to sell such stock, at par value, in accordance with the terms and conditions set forth in TruServ's By-Laws upon termination of the Retail Member Agreement. The Agreement may be terminated by either TruServ or the Member upon sixty (60) days written notice. Termination by TruServ requires approval by a two-thirds vote of the Board of Directors, except in the following circumstances where TruServ has the right to immediately terminate the
Agreement: the Member becomes insolvent, commits any act of bankruptcy, files a voluntary petition in bankruptcy, is adjudicated as bankrupt, or commits a breach of any obligation under the Agreement, which breach is not cured within ten (10) days after written notice to the Member by TruServ.



     There is no existing market for the Class A Common Stock offered hereunder and there is no expectation that any market will develop.


     TruServ intends to use the proceeds of this offering primarily for general working capital purposes, including the purchase of merchandise for resale to Members.


RISK FACTORS



     The business of TruServ is subject to a number of risks, including: the uncertainties associated with the integration of the business of SCC and Cotter; the uncertain impact of the growth in the hardware, lumber/building materials, home center, do-it-yourself, rental and industrial/commercial industries; the impact of increasingly intense competition and market changes; the potential impact of future litigation; the impact of various environmental issues; the volatility of merchandise and inventory prices; the failure to achieve anticipated economies of scale and operating efficiencies of the post-Merger cooperative; difficulties in integrating merchandise ordering and purchasing systems, difficulties in integrating wholesale technology and technical support, the difficulties of combining logistic/distribution facilities and systems operations; regional variations in marketing opportunities; the combination of disparate pricing strategies and the potential impact of franchising and licensing laws on TruServ's operations.



RETAIL MEMBER AGREEMENT



     All TruServ Members who were previously Cotter Members, TruServ Members joining TruServ after the Merger, and those SCC Members who voted in favor of the Merger, will be governed by the then current form of TruServ Retail Member Agreement. Such Retail Member Agreement is an amendment and restatement of the existing Cotter Retail Member Agreement. The SCC Membership Agreement of each SCC Member voting against the Merger, or abstaining with respect thereto, together with any related license or franchise agreements, has been assigned by SCC to TruServ without further action.



FRANCHISES AND LICENSES



     TruServ will review any retail activities which continue to be carried out as franchises. It is anticipated that additional licenses may be entered into periodically with respect to the Taylor Rental Centers and Grand Rental Stations. It is less likely that any additional franchise or license agreements will be entered into with respect to the other retail programs operated as franchises by SCC prior to the Merger. These programs will initially be operated as part of the cooperative activities of TruServ.



RETAIL CONVERSION FUNDS AGREEMENT



     In connection with the Merger, TruServ will make available to those Members who were Members at the time of Merger an aggregate amount of $40,000,000 to assist those store owners in defraying various conversion costs associated with the Merger, and costs associated with certain upgrades and expansions of stores. Of this aggregate amount, $14,000,000 will be made available to former SCC Members to assist in defraying the costs of converting to certain TruServ wholesale ordering and retail systems. In addition, the amount of $10,000,000 will be available to former Cotter Members and former SCC Members (one-half thereof to each such group) to assist in defraying a portion of the costs of software consolidation of the businesses. Finally, the amount of $16,000,000 will be made available to former Cotter Members and former SCC Members (one-half thereof to each such group) to assist in defraying a portion of the costs of certain retrofitting and expansion projects at stores which are preapproved by TruServ. Members requesting disbursements from these Funds will agree to remain Members in good standing of TruServ for a period of five years, without material reductions in purchases, and, should they fail to do so, a prorated portion of any disbursement from the funds must be repaid by the Member to TruServ.



COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES



     TruServ Class A Common Stock is not listed or traded on any national securities exchange or on Nasdaq. It is offered exclusively to retailers or renters of hardware, lumber and related products, in connection with becoming Members of TruServ, at a purchase price equal to its par value. The TruServ Class A Common Stock is restricted as to transferability and no public market for such stock exists or is anticipated to develop in the future. TruServ does not pay dividends with respect to its Class A Common Stock. For information with respect to payment of patronage dividends, see "Distribution of Patronage Dividends" below.

COMPARATIVE PER SHARE DATA


     Because of the absence of any public market for either the Cotter stock or the SCC stock, and the sale or issuance thereof at its par value and any repurchase thereof at par, earnings per share is inapplicable.



     The following table sets forth certain book value per share data for Cotter and SCC on a historical and pro forma combined basis. The pro forma per share data is derived from the Unaudited Pro Forma Consolidated Financial Statements appearing elsewhere in this Prospectus. The information set forth below should be read in conjunction with the Selected Historical Financial Data of Cotter and SCC and the Unaudited Pro Forma Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus and the consolidated financial statements of Cotter and SCC included or incorporated by reference in this Prospectus.



                                                                      COTTER
                                                            ---------------------------
                                                                            PRO FORMA
                                                            HISTORICAL      COMBINED
                                                            ----------      ---------
Book value per share as of:
  March 29, 1997........................................     $101.58         $100.27
  December 28, 1996.....................................      101.89             N/A



                                                                        SCC
                                                            ---------------------------
                                                                            PRO FORMA
                                                            HISTORICAL    EQUIVALENT(1)
                                                            ----------    -------------
Book value per share as of(2):
  March 31, 1997........................................     $ 76.60(3)      $100.27
  June 30, 1996(4)......................................       33.65(5)          N/A


-------------------------
(1) The equivalent pro forma book value per share for SCC is computed by multiplying Cotter's pro forma per share information by 1.0, the assumed conversion factor.

(2) The determination of book value per common share is based on the outstanding common series A and common shares.


(3) Book value includes $14,629,522 of SCC Common Stock subscriptions.


(4) Adjusted to reflect the conversion of Coast to Coast Corporation Common Stock to SCC Common Stock and SCC Series A Stock in connection with the Merger of SCC and Coast to Coast Corporation on July 1, 1996.

(5) Book value includes $550,000 of SCC Common Stock subscriptions.

SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of Cotter and SCC have been derived from their respective historical financial statements and should be read in conjunction with such financial statements and the notes thereto included or incorporated by reference herein.

                       SELECTED HISTORICAL FINANCIAL DATA
COTTER

                                                                   FOR THE FISCAL YEARS
                                              --------------------------------------------------------------
                                                 1996         1995         1994         1993         1992
                                                 ----         ----         ----         ----         ----
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues....................................  $2,441,707   $2,437,002   $2,574,445   $2,420,727   $2,356,468
Gross margins...............................     196,636      202,068      223,331      217,921      216,608
Net margins.................................      52,410       59,037       60,318       57,023       60,629
Patronage dividends.........................      53,320       60,140       60,421       54,440       60,901
Total assets................................     853,985      819,576      868,785      803,528      833,372
Long-term debt and obligations under capital
  leases....................................      80,145       79,213       75,756       69,201       72,749
Promissory (subordinated) and instalment
  notes payable.............................     185,366      186,335      199,099      217,996      235,695
Class A common stock........................       4,876        5,294        6,370        6,633        6,857
Class B common stock........................     114,053      113,062      116,663      110,773      108,982
Book value per share of Class A common stock
  and Class B common stock(a)...............      101.89       102.68       103.57       103.85       101.42

-------------------------
(a) The book value per share of the Company's Class A common stock and Class B common stock is the value, determined in accordance with generally accepted accounting principles, of such shares as shown by the respective year-end consolidated balance sheets of the Company, included elsewhere herein as reported on by the Company's independent auditors, after eliminating therefrom all value for goodwill, and other intangible assets and any retained earnings specifically appropriated by the Company's Board of Directors.
SERVISTAR COAST TO COAST

                                                                FISCAL YEARS ENDED JUNE 30
                                              --------------------------------------------------------------
                                                 1996         1995         1994         1993         1992
                                                 ----         ----         ----         ----         ----
                                                                     (000'S OMITTED)
Revenues....................................  $1,729,908   $1,802,103   $1,734,905   $1,619,001   $1,417,716
Gross Margins...............................     118,734      122,488      121,648      116,433      115,832
Net Margins.................................      19,034       23,370       25,432       23,208       29,518
Total Assets................................     467,782      466,830      476,711      472,373      454,027
Long-term debt and obligations under capital
  leases....................................     118,476      108,592       96,147      133,352      129,374
Common Stock................................       8,487        8,754        8,806        8,551        7,601
Preferred Stock.............................     118,359      117,306      113,421      107,329       99,309

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

THIRTEEN WEEKS ENDED MARCH 29, 1997 COMPARED TO THIRTEEN WEEKS ENDED MARCH 30, 1996

RESULTS OF OPERATIONS

     Revenues decreased by $16,913,000 or 2.9% compared to the same period last year. The decrease was due to seasonal merchandise departments mostly affected by adverse weather. These decreases were concentrated in the seasonal merchandise categories of Farm and Garden and Sporting Goods and Toys. Comparable store sales decreased 1.7%.

     Gross margins decreased by $2,067,000 or 4.5% and, as a percentage of revenues, declined from 7.9% to 7.7% for the same period last year. The reduction resulted from decreased sales volume and a change in sales mix. The lower margin "direct shipment sales" was the only category to show an increase in the quarter.


     Warehouse, general and administrative expenses decreased by $1,579,000 or 4.3% and, as a percentage of revenues, remained comparable with the same period last year. The decrease was attributed to Cotter's continued efforts to reduce operating costs.


     Interest paid to Members decreased by $361,000 or 7.8% due to a lower principal balance and lower average interest rates. Other interest expense increased $804,000 or 36.1% due to higher short-term borrowings compared to the same period last year.

     Net margins were $1,071,000 compared to $2,083,000 for the same period last year.

LIQUIDITY AND CAPITAL RESOURCES


     Cotter has a seasonal need for cash. During the first quarter of the year, as seasonal inventories are purchased for resale or manufacture and shipment, cash and cash equivalents are used for operating activities. In subsequent quarterly periods, Cotter anticipates that cash and cash equivalents will be provided by operating activities and financing activities, if necessary.



     During the first quarter of 1997, inventories increased by $42,804,000 to support anticipated future orders of seasonal merchandise. Accounts and notes receivable increased by $29,528,000 due to the seasonal payment terms extended to Cotter's Members. Short-term borrowings increased by $45,507,000 and accounts payable and accrued expenses increased by $56,423,000 in support of the increased inventories and favorable seasonal terms obtained from vendors which were passed on to Cotter's Members.


     At March 29, 1997, net working capital decreased to $195,301,000 from $201,304,000 at December 28, 1996. The current ratio decreased to 1.35 at March 29, 1997 compared to 1.43 at December 28, 1996.


     In March of 1996 Cotter established a $125,000,000 five-year revolving credit facility with a group of banks. In addition, Cotter has a $50,000,000 private shelf agreement and various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. Borrowings under the short-term credit facility were $116,101,000 at March 29, 1997.



     Cotter's capital is primarily derived from Class A Common Stock and retained earnings, together with promissory (subordinated) notes and nonvoting Class B Common Stock issued in connection with Cotter's annual patronage dividend. Cotter believes the funds derived from these capital resources, as well as operations and the credit facilities noted above, will be sufficient to satisfy capital needs.



     Total capital expenditures, including those made under capital leases, were $6,571,000 for the thirteen weeks ended March 29, 1997 compared to $6,580,000 during the comparable period in 1996. These capital expenditures relate to additional equipment and technological improvements at the regional distribution centers and at the National Headquarters. Cotter is in the process of assessing and renegotiating its long-term and short-term capital needs in connection with the Merger.

RESULTS OF OPERATIONS

  FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995


     In fiscal year 1996, Cotter's revenues were $2,441,707,000, an increase of 0.2% from fiscal year 1995. Current year revenues were influenced by the 1995 phase-out of the V&S(R) Variety and General Power Equipment divisions. Comparable store revenues increased 4.4% due to improved Member participation. Fiscal year 1996 revenue increases were concentrated in the core merchandise categories of Electrical and Plumbing, up 4.0%, Painting and Cleaning, up 5.0%, Farm and Garden, up 3.8% and Lumber and Building Materials, up 2.4%. Additionally, Cotter continued to pursue business opportunities such as International and trueAdvantage(TM), which both increased 14.2%. Also, Cotter further expanded the Pinpoint Pricing program to further reduce the selling price of many core hardware and related products.


     Overall gross margins, as a percent of revenues, decreased for the fifth year in a row to 8.1% from 8.3% in fiscal year 1995. The reduction in gross margin was the result of a more competitive pricing strategy, which included the expanded Pinpoint Pricing program that resulted in a $7,100,000 price reduction to the Members. Other strategies, predominantly the trueAdvantage(TM) program, returned an additional $2,000,000 to the Members.

     Warehouse, general and administrative expenses increased slightly compared to the prior year, but as a percent of revenues remained comparable at 4.7% with the prior year, due to management's continued effort to control operating expense and an expense recovery associated with prior years' favorable risk loss experience.


     Certain estimates of warehouse, general and administrative expenses are recorded throughout the year including expenses related to incurred but not reported healthcare claims, premiums for comprehensive insurance, capitalizable inventory related costs and other expense items. During the fourth quarter of fiscal 1996, Cotter recorded approximately $11 million of net reductions in warehouse, general and administrative expenses relating to the refinement of these estimates recorded in the prior three quarters, a refund of insurance premiums of approximately $7 million and cost recoveries from manufacturers of approximately $5 million related to the Fall market.


     Interest paid to Members decreased by $2,167,000 or 10.5% primarily due to a lower principal balance and lower average interest rates.

     Other interest expense increased by $877,000 or 9.4% compared to last year primarily due to higher short-term borrowings partially offset by a lower average interest rate.

     Net margins were $52,410,000 for the year ended December 28, 1996 compared to $59,037,000 for the year ended December 30, 1995.

  FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994


     In fiscal year 1995, Cotter's revenues were $2,437,002,000, a decrease of 5.3% from fiscal year 1994. This decrease was attributable to the phase-out of the V&S(R) Variety division and the sale of the General Power Equipment manufacturing division. Comparable sales categories were flat with the prior year due to the soft economy and unusual weather in the United States, combined with the declining sales in Mexico. In addition, Cotter expanded the Pinpoint Pricing program which reduced the selling price of many core hardware and related products.


     Overall merchandise gross margins, as a percentage of revenues, decreased for the fourth year in a row. This reduction in gross margin percentage was the result of an expanded Pinpoint Pricing program and the withdrawal from the resigned businesses of V&S(R) Variety division and General Power Equipment manufacturing division.

     Warehouse, general and administrative expenses decreased by $18,652,000 or 14.0% compared to the prior year. As a percentage of revenue, these expenses were 4.7% in 1995 compared to 5.2% in 1994. The decrease in operating expenses was attributable to continued efforts to reduce operating costs, an expense recovery associated with prior years' favorable risk loss experience and efficiencies derived from the resigned businesses.

     Interest paid to Members decreased by $2,267,000 or 9.9% primarily due to a lower average principal balance and a decrease in the average interest rate.

     Other interest increased due to the increase in the Cotter & Company term note program.

     Net margins were $59,037,000 for the year ended December 30, 1995 compared to $60,318,000 for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents decreased from $22,473,000 at December 30, 1995, to $1,662,000 at December 28, 1996. This decrease was primarily due to cash flow used for operating activities. Cash used for operating activities was $9,609,000 for the year ended December 28, 1996, compared to cash flow provided by operating activities of $106,640,000 for the year ended December 30, 1995. The decrease in cash flow from operating activities resulted from increased inventory levels to better service the needs of Members with expanded inventory selection and improved service levels. Inventory levels increased by $32,243,000 in fiscal year 1996 compared to a $69,436,000 decrease in fiscal year 1995. Additionally, accounts and notes receivables used cash flow from operating activities of $38,581,000 due to seasonal payment terms extended to Members.

     Cash flows of $21,767,000 used for investing activities increased slightly from the previous fiscal year.

     These uses of cash flows were funded by financing activities which provided cash flow of $10,565,000 in fiscal year 1996.

     At December 28, 1996, net working capital decreased slightly to $201,304,000 from $202,999,000 at December 30, 1995. The current ratio decreased to 1.43 at December 28, 1996 from 1.47 at December 30, 1995.


     Cotter has established a $125,000,000 five-year revolving credit facility with a group of banks. In addition, Cotter has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. Cotter pays commitment fees for these lines. The borrowings under these agreements were $70,594,000 at December 28, 1996 and $2,657,000 at December 30, 1995. In addition, Cotter has a private shelf agreement with available borrowings up to $50,000,000.



     Cotter's capital is primarily derived from Class A Common Stock and retained earnings, together with promissory (subordinated) notes and nonvoting Class B Common Stock issued in connection with Cotter's annual patronage dividend. Funds derived from these capital resources are usually sufficient to satisfy long-term capital needs.


     Total capital expenditures, including those made under capital leases, were $23,708,000 in fiscal year 1996 compared to $28,912,000 in fiscal year 1995 and $21,427,000 in fiscal year 1994. These capital expenditures were principally related to additional equipment and technological improvements at the regional distribution centers and national headquarters. Funding of capital expenditures in fiscal year 1997 is anticipated to come from operations and external sources, if necessary.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. TruServ's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Such factors, together with the other information in this Prospectus, should be considered carefully.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF COTTER AND SCC


     The Merger involves the integration of SCC and Cotter's business activities. Among the factors considered by the Cotter Board of Directors and SCC Board of Directors in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Merger. The integration of TruServ's operations will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Merger. No assurance can be given that difficulties encountered in integrating TruServ's on-going operations will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the SCC operations and Cotter's are increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Difficulties encountered in connection with the Merger and the integration of the operations of SCC and Cotter could have an adverse effect on the business, results of operations or financial condition of TruServ. Loss of key employees may also adversely affect TruServ.


UNCERTAIN IMPACT OF GROWTH

     TruServ is unable to predict the impact anticipated growth in the hardware, DIY and rental industries may have on its future business activities. While TruServ believes such growth will be beneficial to the new cooperative and its Members, no assurances can be given as to whether, when or at what cost these benefits may be achieved.

IMPACT OF INCREASING COMPETITION AND MARKET CHANGES

     In recent years, the hardware, DIY and rental businesses have become increasingly competitive. TruServ will continue to experience intense competition from so-called "Big Box" stores such as Home Depot, Menards, Builders Square and Lowes, as well as from additional emphasis on directly competitive lines of business by diversified retailers such as Sears. In many instances, these competitors have greater resources, larger market shares and more widespread presence than TruServ has. While TruServ believes that because of its structure as a cooperative, it represents the best opportunity for its Members to compete with the Big Boxes and general retailers, no assurances can be given that such competition will be successful in any individual case or as a whole.

POTENTIAL LOSS OF MEMBERS


     If either a significant number of Members or Members representing a disproportionate amount of the Members' aggregate purchases choose to terminate their memberships as a result of dissatisfaction with the Merger, the effect on TruServ could be adverse. Management has projected that approximately 300 former SCC Members may leave the membership within the first 12 months following the Merger. Such loss of members is not expected to have a material impact on TruServ. TruServ does not expect any material loss of former Cotter Members due to the Merger. TruServ believes that various competing cooperative organizations will attempt to persuade former Members of SCC and Cotter to terminate their relationships and become members of such competing organizations. To the extent these recruitment efforts are successful, the effect on TruServ and its Members could be adverse.


VOLATILITY OF MERCHANDISE AND INVENTORY PRICES

     Merchandise and inventory prices in the lumber and building material businesses can change rapidly and as a result of such fluctuations may have periodic adverse effects on TruServ's profit margins and competitive abilities. Generally speaking, prices for goods are higher when purchased in smaller lots. While TruServ believes its cooperative structure presents the best opportunity for Members to maximize their purchasing power and acquire merchandise for their Members at lower prices, no assurances can be given that such will be the case for any individual Member or as a whole.

DIFFICULTIES IN INTEGRATING INFORMATION MANAGEMENT AND TECHNOLOGY SYSTEMS


     The Management Information Systems and other technological aspects of the pre-Merger businesses of Cotter and SCC, such as ordering systems, differing types of SKU's, and Member communication systems, among others, are not compatible. TruServ expects to integrate these systems as rapidly as possible, but it is possible that currently unanticipated delays in time and increased costs in achieving such systems integration may be encountered as the business of TruServ goes forward.


IMPACT OF ENVIRONMENTAL ISSUES


     Certain aspects of TruServ's business activities, such as the manufacture of paint and related products, are carried on in environmentally sensitive areas. TruServ is unable to predict whether, or to what extent, such business activities may result in future costs or liabilities which are not currently known. In addition, the environmental area is under constant review and scrutiny by governmental authorities at the federal, state and local levels. No assurances can be given that such governmental scrutiny may not have a material adverse effect on TruServ.


DIFFICULTIES OF COMBINING DISTRIBUTION FACILITIES AND SYSTEMS OPERATIONS


     Because of the disparate nature of existing distribution facilities and methods, TruServ expects to spend significant time, effort and funds in commonizing those activities. While TruServ has no reason to expect that such commonization will not be achieved over time, the cost of doing so may be material.


REGIONAL VARIATIONS IN MARKETING OPPORTUNITIES

     Because TruServ will transact business nationwide, there may from time to time be significant variations in marketing opportunities available to its Members depending on economic conditions in the specific geographic region in which that Member conducts his or her primary business. To the extent that specific geographic regions experience more favorable or unfavorable economic conditions than other areas of the country, the business of Members in those regions would be affected accordingly. TruServ is not able to predict whether the effect of such regional variations might be material to any individual Member.

COMMONIZATION


     Prior to the Merger, Members of SCC and Cotter utilized different pricing strategies in the conduct of their separate businesses, disparate merchandise assortments and merchandise identification systems, procurement and distribution methods, vendor selection rationales, and stock keeping unit systems. These various items will be commonized over time for all Members. TruServ is not currently able to predict the costs of such commonization, except as itemized in the "Unaudited Pro Forma Consolidated Financial Statements", which may be material, or the effect on anticipated operating synergies resulting from the Merger.


IMPACT OF FRANCHISING AND LICENSING LAWS


     Prior to the Merger, SCC conducted a portion of its business in the form of franchise and license arrangements with Members. As part of this process, SCC complied with various franchise registration and related laws in approximately fifteen states. Cotter did not conduct any portion of its business as a franchise prior to the Merger. To the extent that additional business activities of TruServ are required to comply with various franchise or licensing laws, rules or regulations, additional costs would be incurred. TruServ cannot currently quantify the potential cost of such compliance. Furthermore, such franchise and license compliance issues could adversely impact the relationship between TruServ and its Members, as well as the manner in which TruServ is expected to conduct its operations, and lead to loss of management flexibility and related synergies.

                                USE OF PROCEEDS

     The proceeds to be received from this offering of Class A Common Stock will be used by TruServ primarily for general working capital purposes, including the purchase of merchandise for resale to Members and the maintenance of adequate inventory levels. Until used as provided herein, the net proceeds of the sale of the Class A Common Stock may be invested in short-term commercial paper, bank certificates of deposit, government securities, repurchase agreements, or other similar short-term investments.

     TruServ will use its best efforts to sell the Class A Common Stock being offered hereunder but can give no assurances that all such Class A Common Stock will be sold. As a result, TruServ may not receive the entire amount of estimated proceeds from the sale of said Class A Common Stock.

                              PLAN OF DISTRIBUTION


     TruServ's Class A Common Stock being offered hereby is offered exclusively to retailers of hardware, lumber and related merchandise, in connection with becoming Members of TruServ. Each independent retailer who applies to become a stockholder-Member must subscribe for sixty (60) shares of TruServ's Class A Common Stock, $100 par value, having a total purchase price of $6,000, for each retail store (up to a maximum of 300 shares at $30,000 for five or more stores). All sales of the Class A Common Stock will be made for cash.


     Sales of Class A Common Stock are primarily made through TruServ's registered securities agent(s) but only after the executive officers of TruServ approve the admission of a new Member. Neither TruServ executive officers nor its agent(s) receive any special or separate compensation or commission in connection with the admission of new Members and concomitant sales of Class A Common Stock. Although TruServ's retail support representatives frequently are TruServ's initial contact with potential new Members, they do not, and are not empowered to, admit new Members to TruServ.

                                   DIVIDENDS


     Other than the payment of patronage dividends, including the redemption of some nonqualified written notices of allocation, TruServ has not paid dividends on its Class A Common Stock or Class B Common Stock. The Board of Directors does not plan to pay dividends on either class of stock. Dividends (other than patronage dividends) on the Class A Common Stock and Class B Common Stock, subject to the provisions of the Company's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for Members and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the common stock, subject to the provisions of the Certificate of Incorporation. See "Distribution of Patronage Dividends" and "Description of Common Stock".


                              BUSINESS OF TRUSERV


GENERAL



     TruServ is a Member-owned wholesaler of hardware, lumber and related merchandise. Historically, Cotter was the largest and SCC the third largest cooperative wholesaler of hardware and related merchandise in the United States. TruServ also manufactures paint and paint applicators. For reporting purposes, TruServ operates in a single industry as a Member-owned wholesaler cooperative.


     On April 1, 1997, the stockholders of Cotter and the shareholders of SCC agreed to merge the two companies pursuant to the Merger Agreement. SCC was a $1,700,000,000 hardware wholesaler with a strong presence in retail lumber and building materials. The transaction was completed on July 1, 1997. Following completion of the Merger, the Company was renamed TruServ Corporation.

     Membership entitles a Member to use certain TruServ trademarks and trade names, including the federally registered collective membership trademark True Value(R), indicating membership in "True Value(R) Hardware Stores", SERVISTAR(R) and Coast to Coast(R). The "True Value(R)" collective membership mark has a present expiration date of January 2, 2003; the SERVISTAR(R) mark has a present expiration date of September 13, 1997 and Coast to Coast(R) expires on November 3, 2004. The precise names and marks entitled to be used are set forth in a Member's Retail Member Agreement.


COTTER & COMPANY (PRIOR TO THE MERGER)



     Cotter served approximately 5,300 True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members were in California (approximately 8%), Illinois and New York (approximately 6% each), Pennsylvania and Texas (approximately 5% each) and Michigan, Ohio and Wisconsin (approximately 4% each). SCC served approximately 4,800 Members throughout the United States and abroad. Primary concentrations of Members were in Pennsylvania (approximately 10%), New York (approximately 10%), Florida (approximately 4%) and Minnesota and Virginia (approximately 3%). TruServ serves approximately 10,100 Members throughout the United States. Primary concentrations of Members exist in New York and Pennsylvania (approximately 8% each) and California, Illinois and Texas (approximately 4% each).


     Cotter's total sales of merchandise to its U.S. Members were divided among the following general classes of merchandise:

                                                     FOR THE FISCAL YEARS
                                                     ---------------------
                                                     1996    1995    1994
                                                     -----   -----   -----
Hardware Goods.....................................  22.4%   22.3%   20.1%
Electrical and Plumbing............................  18.2%   17.7%   15.8%
Painting and Cleaning..............................  14.0%   13.3%   14.4%
Farm and Garden....................................  13.8%   13.3%   12.5%
Lumber and Building Materials......................  12.8%   12.7%   12.9%
Appliances and Housewares..........................  11.2%   11.7%   10.4%
Sporting Goods and Toys............................   7.6%    9.0%   13.9%


     TruServ serves its Members by functioning as a low cost distributor of goods and maximizing its volume purchasing abilities, primarily through lower prices and vendor rebates and discount programs, for the benefit of its Members. These benefits are passed along to its Members in the form of lower prices and/or patronage dividends. TruServ has numerous individual agreements or commitments from its suppliers, virtually all of which are terminable by such suppliers without cause. Such provisions, either individually or in the aggregate, have not had any material adverse effect on TruServ's ability to conduct its business. The goods and services purchased by TruServ from these suppliers are generally available from a wide variety of sources. TruServ is not dependent upon any one supplier or group of suppliers and has not experienced a problem in obtaining necessary goods. TruServ holds conventions and meetings for its Members in order to keep them better informed as to industry trends and the availability of new merchandise. TruServ also provides each of its Members with an illustrated price catalog showing the products available from TruServ. Prior to the Merger, Cotter's sales to its Members were divided into three categories, as follows: (1) warehouse shipment sales (approximately 49% of total sales); (2) direct shipment sales (approximately 41% of total sales); and (3) relay sales (approximately 10% of total sales). Warehouse shipment sales are sales of products purchased, warehoused, and resold by Cotter upon orders from the Members. Direct shipment sales are sales of products purchased by Cotter but delivered directly to Members from manufacturers. Relay sales are sales of products purchased by Cotter in response to the requests of several Members for a product which is not normally held in inventory and is not susceptible to direct shipment. Generally, TruServ will give notice to all Members of its intention to purchase products for relay shipment and then purchase only so many of such products as the Members order. When the product shipment arrives at TruServ, it is not warehoused; rather, TruServ breaks up the shipment and "relays" the appropriate quantities to the Members who placed orders.

     TruServ also manufactures paint and paint applicators. The principal raw materials used by TruServ are chemicals including among other ingredients, resins, solvents, coalescent extenders and pigments. All raw materials are purchased from outside sources. There are no minimum/maximum purchase obligations with the vendors and they have the right to terminate their agreements at any time. Currently, there is no shortage, nor is any anticipated, of such raw materials which would materially impact operations. The raw materials purchased by TruServ from these vendors are generally available from a variety of sources. TruServ is not dependent upon any one supplier and has not experienced a problem in obtaining necessary raw materials.


     TruServ annually sponsors four "markets" (two in the Spring and two in the Fall). Members are invited to the markets and generally place substantial orders for delivery during the period prior to the next market. During such markets, new merchandise and seasonal merchandise for the coming season is displayed to attending Members.



     As of May 24, 1997 and May 25, 1996, Cotter had a backlog of firm orders (including relay orders) of approximately $32,907,000 and $36,229,000, respectively. TruServ's backlog at any given time is made up of two principal components: (i) normal resupply orders and (ii) market orders for future delivery. Resupply orders are orders from Members for merchandise to keep inventories at normal levels. Generally, such orders are filled the day following receipt, except that relay orders for future delivery (which are in the nature of resupply orders) are not intended to be filled for several months. Market orders for future delivery are Member orders for new or seasonal merchandise placed at TruServ's four markets, for delivery during the several months subsequent to the markets. Thus, TruServ will have a relatively high backlog at the end of each market which will diminish in subsequent months until the next market.



     The retail hardware industry is characterized by intense competition. Independent retail hardware businesses served by TruServ continue to face intense competition from chain stores, discount stores, home centers and warehouse operations. Increased operating expenses for the retail stores, including increased costs due to longer open-store hours and higher rental costs of retail space, have cut into operating margins and brought pressures for lower merchandise costs, to which TruServ has been responsive through a retail oriented competitive pricing strategy on high turnover, price sensitive items (Pinpoint Pricing program for Cotter and the Everyday Value Pricing program for SCC). The trueAdvantage(TM) program was introduced by Cotter in 1995 to promote higher retail standards in order to build consumer loyalty and create a positive image for all True Value(R) stores. The trueAdvantage(TM) program is a voluntary program developed to help Members meet the wants and needs of the retail customer coming into hardware stores. The program establishes twelve standards to be met for the benefit of the retail customer. Included are state-of-the-art, high-tech standards like in-store computerization and participation in the TruServ Satellite Network as well as various "low-tech" essentials. The benefits of being a trueAdvantage(TM) Member include below market-rate business improvement financing and a 5% year-end discount on increases in their warehouse purchases. Prior to the Merger, over 1,000 Members had committed to the trueAdvantage(TM) program.


     TruServ competes with other Member-owned and non-member-owned wholesalers as a source of supply and merchandising support for independent retailers. Competitive factors considered by independent retailers in choosing a source of supply include price, service capabilities, promotional support and merchandise selection and quality. Increased operating expenses and decreased margins have resulted in several non-member-owned wholesalers withdrawing from business.


     TruServ, through a Canadian subsidiary, owns a majority equity interest in Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian wholesaler of hardware, variety and related merchandise. This cooperative serves 505 True Value(R) Hardware and V&S(R) Variety Stores, all located in Canada. The cooperative has approximately 325 employees and generated less than 5% of TruServ's consolidated revenue in fiscal year 1996.


     TruServ operates several other subsidiaries, most of which are engaged in businesses providing additional services to TruServ's Members. In the aggregate, these subsidiaries are not significant to TruServ's results of operations.

     TruServ employs approximately 5,500 persons in the United States on a full-time basis. Due to the widespread geographical distribution of TruServ's operations, employee relations are governed by the practices prevailing in the particular area and are generally dealt with locally. Approximately 22% of TruServ's hourly-wage employees are covered by collective bargaining agreements which are generally effective for periods of three or four years. In general, TruServ considers its relationship with its employees to be good.



RETAIL MEMBER AGREEMENT; FRANCHISE AND LICENSE AGREEMENTS



     The TruServ Retail Member Agreement provides, among other things, that each
Member:



          (i) will be required to own 60 shares of Class A Common Stock of TruServ for each store owned by such Member (up to a maximum of 300 shares for five or more stores);



          (ii) will conduct its businesses under the True Value(R), SERVISTAR(R) or Coast to Coast(R) names (or other affiliated names or marks) subject to the terms of the Retail Member Agreement;



          (iii) will conduct a retail hardware, lumber, building materials, home center, rental or industrial/ commercial operation at a designated location;



          (iv) will comply with TruServ's By-Laws as in effect from time to time;



          (v) will accept patronage dividends in a form complying with the requirement of the Internal Revenue Code for deduction from gross income by TruServ;



          (vi) may receive different services and pay different charges based on the volume of merchandise purchased by the Member;



          (vii) agrees to have its Retail Member Agreement terminated in certain circumstances by unilateral action by TruServ's Board of Directors;



          (viii) agrees to have its Retail Member Agreement automatically modified upon notice to the Member by TruServ of any change in its Certificate of Incorporation or By-Laws or any resolution of the Board of Directors;



          (ix) agrees to have its Retail Member Agreement governed by Illinois law, and enforced or interpreted only in courts located in Cook County, Illinois or any contiguous county; and



          (x) may terminate the Retail Member Agreement upon 60 days written notice to TruServ.



     Some of the licenses and franchise agreements of former SCC Members have been assigned by TruServ to a new wholly-owned limited liability company which has been created for the purpose of continuing to operate any license or franchise activities which may be continued in that format after July 1. TruServ will review any retail activities which continue to be carried out as franchises. It is anticipated that additional licenses may be entered into periodically with respect to the Taylor Rental Centers and Grand Rental Stations. It is less likely that any additional franchise or license agreements will be entered into with respect to the other retail programs operated as franchises by SCC prior to the Merger. Rather, it is contemplated that these programs will initially be operated as part of the cooperative activities of TruServ.

                      DISTRIBUTION OF PATRONAGE DIVIDENDS

     TruServ operates on a cooperative basis with respect to business done with or for Members. All Members are entitled to receive patronage dividend distributions from TruServ on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with TruServ's By-Laws and Retail Member Agreement; the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.

     Patronage dividends are usually paid to Members within 60 days after the close of TruServ's fiscal year; however, the Internal Revenue Code (the "Code") permits distribution of patronage dividends as late as the 15th day of the ninth month after the close of TruServ's fiscal year, and TruServ may elect to distribute the annual patronage dividend at a later time than usual in accordance with the provisions of the Code.

     TruServ's By-Laws provide for the payment of year-end patronage dividends, after payment of at least 20% of such patronage dividends in cash, in qualified written notices of allocation including (i) Class B Common Stock based on par value thereof, to a maximum of 2% of the Member's net purchases of merchandise from TruServ for the year (except in unusual circumstances of individual hardships, in which case the Board of Directors reserves the right to make payments in cash), (ii) promissory (subordinated) notes, or (iii) other property. Such promissory (subordinated) notes are for a five year term, bear interest at a fixed rate based on a premium spread above comparable U.S. Treasury notes as approved by the Board of Directors, and are subordinated to all other debt of TruServ. TruServ may also issue nonqualified written notices of allocation to its Members as part of its annual patronage dividend. See "Payment of Patronage Dividends in Accordance with the Internal Revenue Code."


     In determining the form of the annual patronage dividend, a Member's required investment in Class B Common Stock of TruServ had historically been limited by the Board of Directors to an amount, the cumulative value of which will not exceed two percent (2%) of the Member's net purchases of merchandise from the Company. Commencing in 1996, the Board established minimum Class B ownership requirements (currently $25,000 for hardware stores and $15,000 for lumber stores) which may be varied from time to time and is comprised of the aggregate of a Member's various types of annual purchases multiplied by a specific percentage, that varies from 14% to 1%, decreasing as total dollar purchases by category increase. The amount of such required investment is determined by majority vote of the Board of Directors, and may be increased or decreased by such vote. The basis for determining the necessity of an increase or decrease is through evaluation of the financial needs of TruServ, keeping in mind the needs of the membership. The consideration and method of payment for such shares is by way of the required amount being calculated as part of the annual patronage dividend distribution amount.


     Until at least July 1, 1998, new Members who join TruServ will have their patronage dividend computed and distributed in accordance with the method used prior to the Merger by the constituent corporation thereof offering the retail program (e.g., True Value(R), ServiStar(R) or Coast to Coast(R)) chosen by such new Members.

PAYMENT OF PATRONAGE DIVIDENDS IN ACCORDANCE WITH THE INTERNAL REVENUE CODE

     The Code specifically provides for the taxation of cooperatives (such as TruServ) and their patrons (such as TruServ's Members) so as to ensure that the business earnings of cooperatives are currently taxable either to the cooperatives or to the patrons.

     The shares of Class B Common Stock, the promissory (subordinated) notes and other written notices, which disclose to the recipient the stated amount allocated to him by TruServ and the portion thereof which is a patronage dividend, distributed by TruServ to its Members are "written notices of allocation" within the meaning of that phrase as used in the Code. For such written notices to be "qualified written notices of allocation" within the meaning of the Code, it is necessary that TruServ pay 20% or more of the annual patronage dividend in cash and that the Members consent to having the allocations (at their stated dollar amount) treated as being constructively received by them and includable in their gross income. Such written notices that do not meet these requirements are "nonqualified written notices of allocation" within the meaning of the Code. Cash, qualified written notices, and other property (except nonqualified written notices of allocation) are currently deducted from earnings in determining the taxable income of TruServ and, accordingly such qualified written notices of allocation are includable in gross income of the patron (Member). Section 1385(a) of the Code provides, in substance, that the amount of any patronage dividend which is paid in cash, qualified written notices of allocation or other property (except nonqualified written notices of allocation) shall be included in the gross income of the patron (Member) for the taxable year in which it receives such cash or such qualified written notices of allocation. In general, with respect to nonqualified written notices of allocation, no amounts are deductible by TruServ or includable in gross income of the patron (Member) until redeemed by TruServ.

     Thus, every year each Member may receive, as part of the Member's patronage dividend, non-cash "qualified written notices of allocation", which may include Class B Common Stock or promissory (subordinated) notes, the stated dollar amount of which must be recognized as gross income for the taxable year in which received. The portion of the patronage dividend paid in cash (at least 20%) may be insufficient, depending on the tax bracket in each Member's case, to provide funds for the payment of income taxes for which the Member will be liable as a result of the receipt of the entire patronage dividend, including cash, Class B Common Stock and promissory (subordinated) notes.

     In response to the provisions of the Code, TruServ's By-Laws provide for the treatment of the shares of Class B Common Stock, promissory (subordinated) notes and such other notices as the Board of Directors may determine, distributed in payment of patronage dividends as "qualified written notices of allocation." The By-Laws provide in effect:

          (i) for payment of patronage dividends partly in cash, partly in qualified written notices of allocation (including the Class B Common Stock and promissory (subordinated) notes as described above), other property or in nonqualified written notices of allocation, and

          (ii) that membership in the organization (i.e. the status of being a Member of TruServ) shall constitute consent by the Member to take the qualified written notices of allocation or other property into account in the Member's gross income as provided in Section 1385(a) of the Code.

     Under the provisions of the Code, persons who become or became Members of TruServ or who retained their status as Members after adoption of the By-Laws providing that membership in the organization constitutes consent, and after receiving written notification and a copy of the By-Laws are deemed to have consented to the tax treatment of the cash and the qualified written notices of allocation in which the patronage dividends are paid, in accordance with Section 1385(a) of the Code. Written notification of the adoption of the By-Laws and its significance, and a copy of the By-Laws, were sent to each then existing Member and have been, and will continue to be, delivered to each party that became, or becomes a Member thereafter. Such consent is then effective except as to patronage occurring after the distributee ceases to be a Member of the organization or after the By-Laws of the organization cease to contain the provision with respect to the above described consent. Such consent may be revoked by the Member only by terminating its membership in TruServ in the manner provided in its Retail Member Agreement.

     Each year since 1978, TruServ has paid its Members 30% of the annual patronage dividend in cash in respect to patronage (excluding nonqualified written notices of allocation) occurring in the preceding year. It is the judgment of management that the payment of 30% or more of patronage dividends in cash will not have a material adverse effect on the operations of TruServ or its ability to maintain adequate working capital for the normal requirements of its business. However, TruServ is obligated to distribute only 20% of the annual patronage dividend (excluding nonqualified written notices of allocation) in cash and it may distribute this lesser percentage in future years.

     In order to avoid the administrative inconvenience and expense of issuing separate certificates representing shares of Class B Common Stock and separate promissory (subordinated) notes to each Member, TruServ deposits a bulk certificate and a bulk promissory (subordinated) note with Harris Trust and Savings Bank, Chicago, Illinois for safekeeping for and on behalf of its Members and sends a written notice to each Member of these deposits and the allocation thereof to such Member.

                                   MANAGEMENT

     The directors and principal executive officers of TruServ are as follows:

J.W. (BILL) BLAGG -- 47
Director

WILLIAM M. CLAYPOOL, III -- 74
Director

DANIEL A. COTTER -- 61
Director, Chief Executive Officer and Chairman of the Board

JAY FEINSOD -- 53
Director

DAVE GUTHRIE -- 44
Director

WILLIAM M. HALTERMAN -- 49
Director

WILLIAM HOOD -- 57
Director

JAMES HOWENSTINE -- 53
Director


DONALD J. HOYE -- 48


Executive Vice President -- Business Development


JERRALD T. KABELIN -- 59
Director

PETER G. KELLY -- 53
Director


KERRY J. KIRBY -- 50


Executive Vice President & Chief Financial Officer


ROBERT J. LADNER -- 50
Director


EUGENE J. O'DONNELL -- 50


Executive Vice President -- Merchandising


PAUL E. PENTZ -- 56
Director, President & Chief Operating Officer

GEORGE V. SHEFFER -- 44
Director

DENNIS A. SWANSON -- 57
Director

JOHN WAKE, JR. -- 41
Director

JOHN M. (MITCH) WEST, JR. -- 44
Director

BARBARA B. WILKERSON -- 48
Director


     During the past five years, the principal occupation of each director of the Company, other than Daniel A. Cotter and Paul E. Pentz, was the operation of retail hardware stores.


                          DESCRIPTION OF COMMON STOCK

     DIVIDEND RIGHTS. Dividends (other than patronage dividends) upon the Class A Common Stock (which is being registered herein) and Class B Common Stock, subject to the provisions of TruServ's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for Members and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the common stock, subject to the provisions of the Certificate of Incorporation (See "Dividends").


     VOTING RIGHTS. The Class A Common Stock, which is the sole voting stock, is offered only in sixty (60) share units, and no party may acquire more than five units. The holders of Class A Common Stock have the exclusive voting power upon all questions submitted to stockholders (including the election of Directors), being entitled to one vote per share. Pursuant to the Certificate of Incorporation and By-Laws of TruServ, the Board of Directors consists of directors who are elected for staggered three-year terms.


     LIQUIDATION RIGHTS. Upon dissolution, liquidation or winding up of the Company, voluntary or involuntary, the assets are to be divided among and distributed ratably to the holders of shares of Class A Common Stock and Class B Common Stock pro rata in accordance with their holdings and without preference as between the classes.

     PREEMPTIVE RIGHTS. Each shareholder has the right to purchase, and must purchase when he becomes a stockholder-Member, sixty (60) shares of Class A Common Stock per store, up to a maximum of 300 shares for five or more stores. No shares of Class A Common Stock shall be issued or sold except in such units and under such circumstances. No shares of Class B Common Stock shall be issued or sold except to parties who are, at the time of issuance, a holder of shares of Class A Common Stock.

     REDEMPTION PROVISIONS. The Retail Member Agreement (the "Agreement") may be terminated by either TruServ or the Member on sixty (60) days' written notice. Termination by TruServ requires approval by a two-thirds vote of the Board of Directors, except in the following circumstances where TruServ has the right to immediately terminate the Agreement: the Member becomes insolvent, commits any act of bankruptcy, files a voluntary petition in bankruptcy, is adjudicated as bankrupt, or commits a breach of any obligation under the Agreement, which breach is not cured within sixty (60) days after written notice to the Member by TruServ. In the event the Agreement is terminated, TruServ undertakes to purchase and the Member is required to sell all of his Class A Common Stock and Class B Common Stock at a price equal to the par value thereof. Payment for the Class A Common Stock will be in cash. Payment for the Class B Common Stock will be a note payable in five equal annual instalments which bears interest at the same rate per annum as the promissory (subordinated) notes most recently issued as part of TruServ's annual patronage dividend.


     STOCKHOLDERS. As of July 1, 1997, there were approximately 9,600 stockholders of Class A Common Stock and approximately 9,500 stockholders of Class B Common Stock.


     OTHER RESTRICTIONS AND RIGHTS. (a) There are no conversion rights, sinking fund provisions, or liability to further calls or assessment by TruServ in regard to the Class A Common Stock.

     (b) TruServ is given an automatic lien to secure the payment of any indebtedness due TruServ from any stockholder of record upon the Class A Common Stock and Class B Common Stock shares of such stockholder and upon any declared and unpaid dividends thereon.

     (c) There is no existing market for the Class A Common Stock being offered. Whenever any stockholder may desire to dispose in any manner, by sale, gift or otherwise, of all or any part of his shares of either class of common stock, and whenever any stockholder dies or suffers any other event giving rise to voluntary or involuntary transfer, by operation of law or otherwise, of all or part of his said shares, TruServ is given the option, exercisable within ninety
(90) days following the date upon which it receives written notice from the stockholder, his heirs, executors, personal representatives or other party in interest, as the case may be, of the intended disposition or of the death of the stockholder or other event giving rise to voluntary or involuntary transfer of the shares, to repurchase all shares referred to in the notice. The option price in the case of either class of common stock is the par value thereof. Any disposition or attempted disposition or transfer, voluntary or involuntary, of common stock of TruServ is null and void and confers no rights upon the transferee unless and until TruServ has been given the required notice and has failed to exercise its option to purchase within the specified time. The above restrictions do not apply, in the case of a pledge by a stockholder of any of his shares in a bona fide transaction as security for a debt, until the pledge or lienholder forecloses the pledge or lien. The above restrictions do not apply at all in the case of a Class B Common Stock disposition to a person who is the owner of shares of Class A Common Stock of TruServ.

                                 LEGAL MATTERS

     The legality of the issuance of the Class A Common Stock offered hereby will be passed upon for TruServ by Messrs. Arnstein & Lehr, Suite 1200, 120 South Riverside Plaza, Chicago, Illinois 60606.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
COTTER & COMPANY

  Condensed Consolidated Balance Sheet at March 29, 1997 and
     December 28, 1996......................................   22-23

  Condensed Consolidated Statement of Operations for the
     thirteen weeks ended March 29, 1997 and March 30,
     1996...................................................      24

  Condensed Consolidated Statement of Cash Flows for the
     thirteen weeks ended March 29, 1997 and March 30,
     1996...................................................      25

  Notes to Condensed Consolidated Financial Statements......   26-27

  Report of Independent Auditors............................      28

  Consolidated Balance Sheet at December 28, 1996 and
     December 30, 1995......................................   29-30

  Consolidated Statement of Operations for each of the three years in the period ended
     December 28, 1996......................................      31

  Consolidated Statement of Cash Flows for each of the three years in the period ended
     December 28, 1996......................................      32

  Consolidated Statement of Capital Stock and Retained
     Earnings for each of the three years in the period
     ended December 28, 1996................................      33

  Notes to Consolidated Financial Statements................   34-41

SERVISTAR COAST TO COAST CORPORATION

  Consolidated Balance Sheets at March 31, 1997 and June 30,
     1996...................................................      42

  Consolidated Statements of Operations for the three months
     and nine months ended March 31, 1997 and 1996..........      43

  Consolidated Statements of Cash Flows for the nine months
     ended March 31, 1997 and 1996..........................      44

  Report of Independent Accountants.........................      45

  Consolidated and Combined Balance Sheets at June 30, 1996
     and 1995...............................................   46-47

  Consolidated and Combined Statements of Operations for
     each of the three years in the period ended June 30,
     1996...................................................      48

  Consolidated and Combined Statements of Cash Flows for
     each of the three years in the period ended June 30,
     1996...................................................      49

  Notes to Consolidated and Combined Financial Statements...   50-56

                     -------------------------------------
                            THIS PAGE INTENTIONALLY
                                   LEFT BLANK
                     -------------------------------------

                                COTTER & COMPANY

                               ------------------

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                 MARCH 29,          DECEMBER 28,
                                                                   1997                 1996
                                                                 ---------          ------------
                                                                        (000'S OMITTED)
                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................     $  1,863             $  1,662
  Accounts and notes receivable.............................      336,733              307,205
  Inventories...............................................      390,358              347,554
  Prepaid expenses..........................................       21,915               13,517
                                                                 --------             --------
               Total current assets.........................      750,869              669,938
Properties owned, less accumulated depreciation.............      168,792              167,331
Properties under capital leases, less accumulated
  amortization..............................................        3,270                3,680
Other assets................................................       13,578               13,036
                                                                 --------             --------

                                                                 --------             --------
               Total assets.................................     $936,509             $853,985
                                                                 ========             ========

           See Notes to Condensed Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                      CONDENSED CONSOLIDATED BALANCE SHEET

                         LIABILITIES AND CAPITALIZATION

                                                                 MARCH 29,          DECEMBER 28,
                                                                   1997                 1996
                                                                 ---------          ------------
                                                                        (000'S OMITTED)
                                                                (UNAUDITED)
Current liabilities:
  Accounts payable and accrued expenses.....................     $394,863             $338,440
  Short-term borrowings.....................................      116,101               70,594
  Current maturities of notes, long-term debt and lease
     obligations............................................       43,495               43,458
  Patronage dividends payable in cash (Estimated at March
     29, 1997)..............................................        1,109               16,142
                                                                 --------             --------
               Total current liabilities....................      555,568              468,634
                                                                 --------             --------
Long-term debt and obligations under capital leases.........       79,673               80,145
                                                                 --------             --------
Capitalization:
  Estimated patronage dividends to be distributed
     principally by the issuance of Class B nonvoting common
     stock and if necessary, promissory (subordinated)
     notes..................................................          939                   --
  Promissory (subordinated) and instalment notes............      182,972              185,366
  Class A common stock and partially paid subscriptions
     (Authorized 100,000 shares; issued and fully paid,
     48,030 and 48,480 shares)..............................        4,804                4,876
  Class B nonvoting common stock and paid-in capital
     (Authorized 2,000,000 shares; issued and fully paid,
     1,107,342 and 1,043,521 shares; issuable as partial
     payment of patronage dividends, 84,194 shares as of
     December 28, 1996).....................................      111,961              114,053
  Retained earnings.........................................        1,481                1,751
                                                                 --------             --------
                                                                  302,157              306,046
  Foreign currency translation adjustment...................         (889)                (840)
                                                                 --------             --------
               Total capitalization.........................      301,268              305,206
                                                                 --------             --------
               Total liabilities and capitalization.........     $936,509             $853,985
                                                                 ========             ========

           See Notes to Condensed Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      FOR THE
                                                                THIRTEEN WEEKS ENDED
                                                              ------------------------
                                                              MARCH 29,      MARCH 30,
                                                                1997           1996
                                                              ---------      ---------
                                                                  (000'S OMITTED)
                                                                    (UNAUDITED)
Revenues....................................................  $561,696       $578,609
Cost and expenses:
  Cost of revenues..........................................   518,179        533,025
  Warehouse, general and administrative.....................    35,119         36,698
  Interest paid to Members..................................     4,297          4,658
  Other interest expense....................................     3,033          2,229
  Other income, net.........................................      (163)          (259)
  Income tax expense........................................       160            175
                                                              --------       --------
                                                               560,625        576,526
                                                              --------       --------
Net margins.................................................  $  1,071       $  2,083
                                                              ========       ========

           See Notes to Condensed Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          FOR THE
                                                                   THIRTEEN WEEKS ENDED
                                                                ---------------------------
                                                                MARCH 29,         MARCH 30,
                                                                  1997              1996
                                                                ---------         ---------
                                                                      (000'S OMITTED)
                                                                        (UNAUDITED)
Operating activities:
  Net margins...............................................    $  1,071          $  2,083
  Adjustments to reconcile net margins to cash and cash
     equivalents from operating activities:
     Statement of operations components not affecting cash
      and cash equivalents..................................       6,307             6,273
     Net change in working capital components...............     (28,013)          (53,194)
                                                                --------          --------
               Net cash and cash equivalents used for
                 operating activities.......................     (20,635)          (44,838)
                                                                --------          --------
Investing activities:
  Additions to properties owned.............................      (6,571)           (6,580)
  Changes in other assets...................................        (318)             (426)
                                                                --------          --------
               Net cash and cash equivalents used for
                 investing activities.......................      (6,889)           (7,006)
                                                                --------          --------
Financing activities:
  Proceeds from short-term borrowings.......................      45,507            51,627
  Proceeds from long-term borrowings........................       1,088                --
  Payment of annual patronage dividend......................     (15,435)          (17,659)
  Payment of notes, long-term debt, lease obligations and
     common stock...........................................      (3,435)           (3,112)
                                                                --------          --------
               Net cash and cash equivalents provided by
                 financing activities.......................      27,725            30,856
                                                                --------          --------
Net increase (decrease) in cash and cash equivalents........         201           (20,988)
Cash and cash equivalents at beginning of the year..........       1,662            22,473
                                                                --------          --------
Cash and cash equivalents at end of the period..............    $  1,863          $  1,485
                                                                ========          ========

           See Notes to Condensed Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--GENERAL

     The condensed consolidated balance sheet, statement of operations and statement of cash flows at and for the period ended March 29, 1997 and the condensed consolidated statement of operations and statement of cash flows for the period ended March 30, 1996 are unaudited and, in the opinion of the management of Cotter & Company (the "Company"), include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the respective interim periods. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. This financial information should be read in conjunction with the consolidated financial statements for the year ended December 28, 1996 included in the Company's Form S-2 Registration Statement (No. 333-26727) and in the Company's 1996 Annual Report on Form 10-K.

     On April 1, 1997, the stockholders of the Company and the shareholders of ServiStar Coast to Coast Corporation ("SCC") agreed by a majority vote to merge the two companies effective July 1, 1997. SCC is a hardware wholesaler with annual revenues of $1,700,000,000 and with a strong market presence in retail lumber and building materials. Following completion of the merger, the Company will be renamed TruServ Corporation.

NOTE 2--ESTIMATED PATRONAGE DIVIDENDS

     Patronage dividends are declared and paid by the Company after the close of each fiscal year. The 1996 annual patronage dividend was distributed through a payment of 30% of the total distribution in cash, with the balance being paid through the issuance of the Company's Class B nonvoting common stock and five-year promissory (subordinated) notes. Such patronage dividends, consisting of substantially all of the Company's patronage source income, have been paid since 1949. Effective in 1997, the Board of Directors changed the patronage dividend policy to increase the Class B nonvoting common stock requirements after payment of at least 20% in cash and any further distribution in cash versus promissory notes. The estimated patronage dividend for the thirteen weeks ended March 29, 1997 is $1,341,000 compared to $2,064,000 for the corresponding period in 1996. Patronage dividends for the period December 29, 1996 to June 28, 1997 will be paid in the third quarter of 1997, in accordance with the new patronage dividend policy noted above.

                                COTTER & COMPANY

                               ------------------

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

NOTE 3--INVENTORIES

     Inventories consisted of:

                                                          MARCH 29,    DECEMBER 28,
                                                            1997           1996
                                                          ---------    ------------
                                                              (000'S OMITTED)
                                                         (UNAUDITED)
Manufacturing inventories:
  Raw materials........................................   $  4,291       $  2,797
  Work-in-process and finished goods...................     30,333         24,558
                                                          --------       --------
                                                            34,624         27,355
Merchandise inventories................................    355,734        320,199
                                                          --------       --------
                                                          $390,358       $347,554
                                                          ========       ========

                         REPORT OF INDEPENDENT AUDITORS

To the Members and the Board of Directors
Cotter & Company

  We have audited the accompanying consolidated balance sheets of Cotter & Company as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, cash flows and capital stock and retained earnings for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cotter & Company at December 28, 1996 and December 30, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                           ERNST & YOUNG LLP

  Chicago, Illinois
  February 10, 1997, except for Note 11
  as to which the date is April 1, 1997

                                COTTER & COMPANY

                               ------------------

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 28,      DECEMBER 30,
                                                                  1996              1995
                                                              ------------      ------------
                                                                     (000'S OMITTED)
Current assets:
  Cash and cash equivalents.................................    $  1,662          $ 22,473
  Accounts and notes receivable.............................     307,205           287,888
  Inventories...............................................     347,554           315,311
  Prepaid expenses..........................................      13,517            11,180
                                                                --------          --------
               Total current assets.........................     669,938           636,852
Properties owned, less accumulated depreciation.............     167,331           165,683
Properties under capital leases, less accumulated
  amortization..............................................       3,680             5,393
Other assets................................................      13,036            11,648

                                                                --------          --------
               Total assets.................................    $853,985          $819,576
                                                                ========          ========

                See Notes to Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                           CONSOLIDATED BALANCE SHEET

                         LIABILITIES AND CAPITALIZATION

                                                              DECEMBER 28,      DECEMBER 30,
                                                                  1996              1995
                                                              ------------      ------------
                                                                     (000'S OMITTED)
Current liabilities:

  Accounts payable..........................................    $287,291          $297,884
  Accrued expenses..........................................      51,149            53,363
  Short-term borrowings.....................................      70,594             2,657
  Current maturities of notes, long-term debt and lease
     obligations............................................      43,458            61,634
  Patronage dividend payable in cash........................      16,142            18,315
                                                                --------          --------
               Total current liabilities....................     468,634           433,853
Long-term debt..............................................      77,680            75,449
Obligations under capital leases............................       2,465             3,764
Capitalization:
  Promissory (subordinated) and instalment notes............     185,366           186,335
  Class A common stock and partially paid subscriptions
     (Authorized 100,000 shares; issued and fully paid
     48,480 and
     52,710 shares).........................................       4,876             5,294
  Class B nonvoting common stock and paid-in capital
     (Authorized 2,000,000 shares; issued and fully paid
     1,043,521 and 1,055,700 shares; issuable as partial
     payment of patronage dividends, 84,194 and 62,005
     shares)................................................     114,053           113,062
  Retained earnings.........................................       1,751             2,661
                                                                --------          --------
                                                                 306,046           307,352
  Foreign currency translation adjustment...................        (840)             (842)
                                                                --------          --------
               Total capitalization.........................     305,206           306,510
                                                                --------          --------
               Total liabilities and capitalization.........    $853,985          $819,576
                                                                ========          ========

                See Notes to Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   FOR THE YEARS ENDED
                                                      ----------------------------------------------
                                                      DECEMBER 28,     DECEMBER 30,     DECEMBER 31,
                                                          1996             1995             1994
                                                      ------------     ------------     ------------
                                                                     (000'S OMITTED)
Revenues............................................   $2,441,707       $2,437,002       $2,574,445
                                                       ----------       ----------       ----------
Cost and expenses:
  Cost of revenues..................................    2,245,071        2,234,934        2,351,114
  Warehouse, general and administrative.............      115,457          114,107          132,759
  Interest paid to Members..........................       18,460           20,627           22,894
  Other interest expense............................       10,175            9,298            7,493
  Gain on sale of properties owned..................           --               --             (692)
  Other income, net.................................         (228)          (1,177)            (604)
  Income tax expense................................          362              176            1,163
                                                       ----------       ----------       ----------
                                                        2,389,297        2,377,965        2,514,127
                                                       ----------       ----------       ----------
Net margins.........................................   $   52,410       $   59,037       $   60,318
                                                       ==========       ==========       ==========

                See Notes to Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          FOR THE YEARS ENDED
                                                           -------------------------------------------------
                                                           DECEMBER 28,    DECEMBER 30,         DECEMBER 31,
                                                               1996            1995                 1994
                                                           ------------    ------------         ------------
                                                                            (000'S OMITTED)
Operating activities:
  Net margins.....................................           $ 52,410        $ 59,037             $ 60,318
  Adjustments to reconcile net margins to cash and
     cash equivalents from operating activities:
     Depreciation and amortization................             20,561          20,706               21,613
     Provision for losses on accounts and notes
       receivable.................................              3,201           3,741                4,233
     Changes in operating assets and liabilities:
       Accounts and notes receivable..............            (38,581)        (13,921)             (33,112)
       Inventories................................            (32,243)         69,436              (49,145)
       Accounts payable...........................            (10,593)        (36,584)              79,957
       Accrued expenses...........................             (2,563)          7,552                6,022
       Other adjustments, net.....................             (1,801)         (3,327)              (1,223)
                                                             --------        --------             --------
               Net cash and cash equivalents
                 provided
                 by (used for) operating
                 activities.......................             (9,609)        106,640               88,663
                                                             --------        --------             --------
Investing activities:
  Additions to properties owned...................            (23,530)        (24,904)             (21,427)
  Proceeds from sale of properties owned..........              3,151           5,022                2,174
  Changes in other assets.........................             (1,388)            617                1,132
                                                             --------        --------             --------
               Net cash and cash equivalents (used
                 for) investing activities........            (21,767)        (19,265)             (18,121)
                                                             --------        --------             --------
Financing activities:
  Payment of annual patronage dividend............            (18,315)        (18,383)             (16,614)
  Payment of notes, long-term debt and lease
     obligations..................................            (40,271)        (43,106)             (39,632)
  Proceeds from long-term borrowings..............              1,693           3,000                   --
  Increase (decrease) in short-term borrowings....             67,937          (6,672)             (13,851)
  Purchase of common stock........................               (660)         (1,740)                (216)
  Proceeds from sale of Class A common stock......                181             168                  288
                                                             --------        --------             --------
               Net cash and cash equivalents
                 provided by (used for) financing
                 activities.......................             10,565         (66,733)             (70,025)
                                                             --------        --------             --------
Net increase (decrease) in cash and cash
  equivalents.....................................            (20,811)         20,642                  517
                                                             --------        --------             --------
Cash and cash equivalents at beginning of year....             22,473           1,831                1,314
                                                             --------        --------             --------
Cash and cash equivalents at end of year..........           $  1,662        $ 22,473             $  1,831
                                                             ========        ========             ========

                See Notes to Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

         CONSOLIDATED STATEMENT OF CAPITAL STOCK AND RETAINED EARNINGS

                  FOR THE THREE YEARS ENDED DECEMBER 28, 1996

                                               COMMON STOCK, $100 PAR VALUE
                                          --------------------------------------
                                                CLASS A             CLASS B                     FOREIGN
                                          -------------------   ----------------               CURRENCY
                                                                   ISSUED AND      RETAINED   TRANSLATION
                                          ISSUED   SUBSCRIBED     TO BE ISSUED     EARNINGS   ADJUSTMENT
                                          ------   ----------     ------------     --------   -----------
                                                                  (000'S OMITTED)
Balances at January 1, 1994.............  $6,588     $  45          $110,773       $  3,867      $(670)
  Net margins...........................                                             60,318
  Foreign currency translation
     adjustment.........................                                                          (245)
  Patronage dividend....................                              10,829        (60,421)
  Stock issued for paid-up
     subscriptions......................     275      (275)
  Stock subscriptions...................               265
  Stock purchased and retired...........    (528)                     (4,939)
                                          ------     -----          --------       --------      -----
Balances at December 31, 1994...........   6,335        35           116,663          3,764       (915)
  Net margins...........................                                             59,037
  Foreign currency translation
     adjustment.........................                                                            73
  Patronage dividend....................                               6,422        (60,140)
  Stock issued for paid-up
     subscriptions......................     168      (168)
  Stock subscriptions...................               156
  Stock purchased and retired...........  (1,232)                    (10,023)
                                          ------     -----          --------       --------      -----
Balances at December 30, 1995...........   5,271        23           113,062          2,661       (842)
  Net margins...........................                                             52,410
  Foreign currency translation
     adjustment.........................                                                             2
  Patronage dividend....................                               8,645        (53,320)
  Stock issued for paid-up
     subscriptions......................     184      (184)
  Stock subscriptions...................               189
  Stock purchased and retired...........    (607)                     (7,654)
                                          ------     -----          --------       --------      -----
Balances at December 28, 1996...........  $4,848     $  28          $114,053       $  1,751      $(840)
                                          ======     =====          ========       ========      =====

---------------
     Subscribed Class A common stock amounts are net of unpaid amounts of $1,000 at December 28, 1996, December 30, 1995, and December 31, 1994 and $14,000 at January 1, 1994 (for 290, 240, 360, and 590 shares subscribed, respectively).

                See Notes to Consolidated Financial Statements.

                                COTTER & COMPANY

                               ------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

     Cotter & Company (the Company) is a Member-owned wholesaler of hardware and related merchandise. The Company also manufactures paint and paint applicators. The Company's goods and services are sold predominantly within the United States, primarily to retailers of hardware and related lines, each of whom has purchased ten shares of the Company's Class A common stock upon becoming a Member. The Company operates in a single industry as a Member-owned wholesaler cooperative. All Members are entitled to receive patronage dividend distributions from the Company on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with the Company's By-laws, the annual patronage dividend is paid to Members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the Board of Directors.

     On December 9, 1996, the Boards of Directors of the Company and ServiStar Coast to Coast Corporation agreed to merge the two companies. ServiStar Coast to Coast is a $1,700,000,000 hardware wholesaler with a strong presence in retail lumber and building materials. The transaction is subject to customary closing conditions, including approval by the stockholders of both companies, and is expected to be completed on July 1, 1997. Following completion of the merger, the Company will be renamed TruServ Corporation.

     The significant accounting policies of the Company are summarized below:

     Consolidation. The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. The consolidated financial statements also include the accounts of Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian Member-owned wholesaler of hardware, variety and related merchandise, in which the Company has a majority equity interest.

     On January 13, 1995, the Company agreed to the sale of certain inventory of its V&S(R) Variety division to a national wholesaler who agreed to supply the majority of the V&S(R) Stores. Also, on January 31, 1995, the Company sold certain assets of its outdoor power equipment manufacturing division to a nationally recognized company and secured a favorable supply agreement for such equipment. These transactions did not have a material impact on the Company's results of operation or financial position.

     Capitalization. The Company's capital (Capitalization) is derived from Class A voting common stock and retained earnings, together with promissory (subordinated) notes and Class B nonvoting common stock issued in connection with the Company's annual patronage dividend. The By-laws provide for partially meeting the Company's capital requirements by payment of the year-end patronage dividend, of which at least twenty percent must be paid in cash, and the balance in five-year promissory (subordinated) notes and $100 par value Class B common stock.

     Membership may be terminated without cause by either the Company or the Member upon sixty days' written notice. In the event membership is terminated, the Company undertakes to purchase, and the Member is required to sell to the Company, all of the Member's Class A common stock and Class B common stock at book value. Payment for the Class A common stock will be in cash. Payment for the Class B common stock will be a note payable in five equal annual instalments bearing interest at the same rate per annum as the promissory (subordinated) notes most recently issued as part of the Company's patronage dividend.

     Cash equivalents. The Company classifies its temporary investments in highly liquid debt instruments, with an original maturity of three months or less, as cash equivalents.

     Inventories. Inventories are stated at the lower of cost, determined on the "first-in, first-out" basis, or market.

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Properties. Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements--10 to 40 years; machinery and warehouse, office and computer equipment--5 to 10 years; transportation equipment--3 to 7 years; and leasehold improvements--the life of the lease without regard to options for renewal.

     Revenue Recognition. The Company recognizes revenue when merchandise is shipped or services are rendered.

     Retirement plans. The Company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates times hours worked. The Company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reporting year. The Company's reporting year-end is the Saturday closest to December 31.

2. INVENTORIES

     Inventories consisted of:

                                            DECEMBER 28, 1996      DECEMBER 30, 1995
                                            -----------------      -----------------
                                                        (000'S OMITTED)
Manufacturing inventories:
  Raw materials.........................        $  2,797               $  2,139
  Work-in-process and finished goods....          24,558                 19,407
                                                --------               --------
                                                  27,355                 21,546
Merchandise inventories.................         320,199                293,765
                                                --------               --------
                                                $347,554               $315,311
                                                ========               ========

3. PROPERTIES

     Properties owned or leased under capital leases consisted of:

                                                        DECEMBER 28, 1996          DECEMBER 30, 1995
                                                      ---------------------      ---------------------
                                                       OWNED        LEASED        OWNED        LEASED
                                                      --------      -------      --------      -------
                                                                      (000'S OMITTED)
    Buildings and improvements....................    $179,206      $    --      $173,568      $    --
    Machinery and warehouse equipment.............      61,183           --        60,197           --
    Office and computer equipment.................      74,065           --        77,340           --
    Transportation equipment......................      16,561       11,202        21,076       11,454
                                                      --------      -------      --------      -------
                                                       331,015       11,202       332,181       11,454
    Less accumulated depreciation and
      amortization................................     175,730        7,522       178,793        6,061
                                                      --------      -------      --------      -------
                                                       155,285        3,680       153,388        5,393
    Land..........................................      12,046           --        12,295           --
                                                      --------      -------      --------      -------
                                                      $167,331      $ 3,680      $165,683      $ 5,393
                                                      ========      =======      ========      =======

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

     Long-term debt consisted of:

                                             DECEMBER 28, 1996    DECEMBER 30, 1995
                                             -----------------    -----------------
                                                        (000'S OMITTED)
Senior note at 8.60%.....................         $47,000              $49,000
Term loans:
  5.97%..................................           2,437                3,000
  Variable (7.33% and 7.60%,
     respectively).......................           6,200                6,200
  Canadian prime at 7.50%................              --                3,665
Redeemable (subordinated) term notes,
  fixed interest rates ranging from 6.85%
  to 7.61%...............................          26,683               16,697
Industrial Revenue Bonds (5.28%):........           4,000                4,000
                                                  -------              -------
                                                   86,320               82,562
Less amounts due within one year.........           8,640                7,113
                                                  -------              -------
                                                  $77,680              $75,449
                                                  =======              =======

     Principal payments for the 8.60% senior note are due quarterly in incrementally increasing amounts through maturity in 2007.

     Principal payments for the 5.97% term loan are due quarterly beginning in 1996 through maturity in 1999. Payment for the variable term loan is due in 1999.

     The redeemable (subordinated) term notes have two to four year terms and are issued in exchange for promissory (subordinated) notes that were held by promissory note holders, who do not own the Company's Class A common stock. Also, effective October 1, 1996 the term notes were opened for purchase by investors that are affiliated with the Company.

     On October 1, 1997, and every three-year period thereafter, the interest rate on the 5.28% industrial revenue bonds will be adjusted based on a bond index. These bonds may be redeemed at face value at the option of either the Company or the bondholders at each interest reset date through maturity in 2003.

     Total maturities of long-term debt for fiscal years 1997, 1998, 1999, 2000, 2001 and thereafter are $8,640,000, $16,481,000, $17,574,000, $7,625,000,
$4,000,000 and $32,000,000, respectively.

     The Company has established a $125,000,000 five-year revolving credit facility with a group of banks. In addition, the Company has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. The borrowings under these agreements were $70,594,000 at December 28, 1996 and were at a weighted average interest rate of 5.5%. At December 30, 1995, the Company's Canadian subsidiary had short-term borrowings at an interest rate of 7.5%.

     The Company is required to meet certain financial ratios and covenants pertaining to certain debt arrangements.

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. CAPITAL LEASES AND OTHER LEASE COMMITMENTS

     The Company rents buildings and warehouse, office, computer and transportation equipment under operating and capital leases. The following is a schedule of future minimum lease payments under long-term non-cancelable leases, together with the present value of the net minimum lease payments, as of December 28, 1996:

                                                           CAPITAL    OPERATING
                                                           -------    ---------
                                                             (000'S OMITTED)
Fiscal years
  1997.................................................    $1,433      $10,387
  1998.................................................     1,144        9,126
  1999.................................................       809        7,411
  2000.................................................       296        6,221
  2001.................................................       184        5,509
  Thereafter...........................................       108       45,651
                                                           ------      -------
Net minimum lease payments.............................     3,974      $84,305
                                                                       =======
Less amounts representing interest.....................       145
                                                           ------
Present value of net minimum lease payments............     3,829
Less amounts due within one year.......................     1,364
                                                           ------
                                                           $2,465
                                                           ======

     Capital leases expire at various dates and generally provide for purchase options but not renewals. Purchase options provide for purchase prices at either fair market value or a stated value which is related to the lessor's book value at expiration of the lease term.

     Rent expense under operating leases was as follows:

                                                              FOR THE YEARS ENDED
                                                ------------------------------------------------
                                                DECEMBER 28,      DECEMBER 30,      DECEMBER 31,
                                                    1996              1995              1994
                                                ------------      ------------      ------------
                                                                (000'S OMITTED)
Minimum rent................................      $14,476           $ 9,553            $8,487
Contingent rent.............................          495               510               611
                                                  -------           -------            ------
                                                  $14,971           $10,063            $9,098
                                                  =======           =======            ======

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. CAPITALIZATION

     Promissory (subordinated) and instalment notes consisted of:

                                                             DECEMBER 28,      DECEMBER 30,
                                                                 1996              1995
                                                             ------------      ------------
                                                                    (000'S OMITTED)
Promissory (subordinated) notes -
  Due on December 31, 1996--6.00%........................      $     --          $ 23,588
  Due on December 31, 1996--9.50%........................            --            27,029
  Due on December 31, 1997--10.00%.......................        16,037            16,660
  Due on December 31, 1997--7.87%........................        14,832            15,616
  Due on December 31, 1998--7.47%........................        14,886            16,461
  Due on December 31, 1998--8.00%........................        25,684            27,048
  Due on December 31, 1999--7.86%........................        15,349                --
  Due on December 31, 1999--8.00%........................        24,254            25,470
  Due on December 31, 1999--8.20%........................        23,431            25,327
  Due on December 31, 2000--6.50%........................        23,010            23,996
  Due on December 31, 2000--7.58% (issued in 1996).......        29,315            32,047
  Due on December 31, 2001--8.06% (to be issued).........        25,123                --
  Instalment notes at interest rates of 6.50% to 8.20%
     with maturities through 2000........................         6,899             5,753
                                                               --------          --------
                                                                218,820           238,995
Less amounts due within one year.........................        33,454            52,660
                                                               --------          --------
                                                               $185,366          $186,335
                                                               ========          ========

     The promissory notes are issued principally in payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the Company as specified by its Board of Directors. Notes to be issued relate to the patronage dividend which is distributed after the end of the year. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three year period, at interest rates substantially equivalent to competitive market rates of comparable instruments. The Company anticipates that this practice will continue.

     Total maturities of promissory and instalment notes for fiscal years 1997, 1998, 1999, 2000 and 2001 are $33,454,000, $42,690,000, $64,603,000,
$52,950,000, and $25,123,000, respectively.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Due to the uncertainty of the ultimate maturities of the promissory (subordinated) notes, management believes it is impracticable to estimate their fair value. The carrying amounts of the Company's other financial instruments approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the Company's incremental borrowing rate for similar borrowings.

8. INCOME TAXES

     At December 28, 1996, the Company has alternative minimum tax credit carryforwards of approximately $900,000 which do not expire. The carryforwards are available to offset future federal tax liabilities.

     Significant components of the Company's deferred tax assets and liabilities as of December 28, 1996 resulted primarily from alternative minimum tax credit carryforwards and temporary differences between

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

income tax and financial reporting for depreciation, inventory capitalization, bad debts, vacation pay and contributions to fund retirement plans.

     Significant components of the provision (benefit) for income taxes are as follows:

                                                              FOR THE YEARS ENDED
                                                ------------------------------------------------
                                                DECEMBER 28,      DECEMBER 30,      DECEMBER 31,
                                                    1996              1995              1994
                                                ------------      ------------      ------------
                                                                (000'S OMITTED)
Current:
  Federal...................................       $  --             $ (363)           $  486
  State.....................................         237                379               462
  Foreign...................................         275                273               278
                                                   -----             ------            ------
  Total current.............................         512                289             1,226
                                                   -----             ------            ------
Deferred:
  Federal...................................        (147)              (145)             (147)
  State.....................................         (26)               (26)              (26)
  Foreign...................................          23                 58               110
                                                   -----             ------            ------
  Total deferred............................        (150)              (113)              (63)
                                                   -----             ------            ------
                                                   $ 362             $  176            $1,163
                                                   =====             ======            ======

     The Company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as patronage dividend based on margins from business done with or for Members. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% in fiscal year 1996, 1995 and 1994 is as follows:

                                                          FOR THE YEARS ENDED
                                              --------------------------------------------
                                              DECEMBER 28,    DECEMBER 30,    DECEMBER 31,
                                                  1996            1995            1994
                                              ------------    ------------    ------------
                                                            (000'S OMITTED)
Tax at U.S. statutory rate................      $ 18,470        $ 20,725        $ 21,518
Effects of:
  Patronage dividend......................       (18,662)        (21,049)        (21,147)
  State income taxes, net of federal tax
     benefit..............................           137             229             283
  Other, net..............................           417             271             509
                                                --------        --------        --------
                                                $    362        $    176        $  1,163
                                                ========        ========        ========

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. CASH FLOW

     The Company's noncash financing and investing activities in fiscal year 1996 and 1995 include acquisition of transportation equipment by entering into capital leases and the acquisition of property for resale. These transactions aggregate $178,000 and $4,008,000 in fiscal years 1996 and 1995, respectively. In addition, the annual patronage dividend and promissory (subordinated) note renewals relating to noncash operating and financing activities are as follows:

                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 28,    DECEMBER 30,    DECEMBER 31,
                                                                1996            1995            1994
                                                            ------------    ------------    ------------
                                                                          (000'S OMITTED)
Patronage dividend payable in cash......................      $16,142         $18,315         $18,383
Promissory (subordinated) notes.........................       15,354          23,536          23,213
Class B nonvoting common stock..........................        1,248          (2,592)          5,900
Instalment notes........................................        4,605           5,972           3,058
Member indebtedness.....................................       15,971          14,909           9,867
                                                              -------         -------         -------
                                                              $53,320         $60,140         $60,421
                                                              =======         =======         =======
Note renewals...........................................      $27,938         $23,974         $26,191
                                                              =======         =======         =======

     Cash paid for interest during fiscal years 1996, 1995 and 1994 totaled $28,694,000, $29,624,000 and $30,583,000, respectively. Cash paid for income taxes during fiscal years 1996, 1995 and 1994 totaled $694,000, $1,012,000 and $1,709,000, respectively.

10. RETIREMENT PLANS

     The components of net pension cost for the Company administered pension plans consisted of:

                                                                       FOR THE YEARS ENDED
                                                        --------------------------------------------------
                                                        DECEMBER 28,       DECEMBER 30,       DECEMBER 31,
                                                            1996               1995               1994
                                                        ------------       ------------       ------------
                                                                         (000'S OMITTED)
Income:
  Actual return (loss) on plan assets...............      $13,007            $25,564            $(1,543)
  Amortization of excess plan assets................          914                914                920
                                                          -------            -------            -------
                                                           13,921             26,478               (623)
                                                          -------            -------            -------
Expenses:
  Service cost-benefits earned during year..........        4,851              4,152              4,765
  Interest on projected benefit obligation..........        7,623              7,242              6,736
  Deferral of excess (deficiency) of actual over
     estimated return on plan assets................        4,223             18,021             (8,815)
                                                          -------            -------            -------
                                                           16,697             29,415              2,686
                                                          -------            -------            -------
Net pension cost....................................      $ 2,776            $ 2,937            $ 3,309
                                                          =======            =======            =======

     The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were respectively, 7.75% and 4.50% in fiscal year 1996, 7.25% and 4.50%, in fiscal year 1995 and 8.50% and 4.50% in fiscal year 1994. These changes in actuarial assumptions did not have a material impact on net pension cost for fiscal years 1996 and 1995 and the

                                COTTER & COMPANY

                               ------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Company does not anticipate that these changes will have a material impact on net pension cost in future years. In fiscal years 1996, 1995 and 1994, the expected long-term rate of return on assets was 9.50%. During 1995, the Company amended its pension plan, and such amendment had no material impact on the projected benefit obligation or pension expense. During 1996, the Company settled $8,520,000 of pension obligations under it's amended plan that resulted in a reduction of $798,000 in pension expense for fiscal year 1996.

     Plan assets are composed primarily of corporate equity and debt securities. Benefits are based on years of service and the employee's compensation during the last ten years of employment, offset by a percentage of Social Security retirement benefits. Trusteed net assets and actuarially computed benefit obligations for the Company administered pension plans are presented below:

                                                                DECEMBER 28,       DECEMBER 30,
                                                                    1996               1995
                                                                ------------       ------------
                                                                        (000'S OMITTED)
Assets:
  Total plan assets at fair value...........................      $107,954           $104,396
                                                                  ========           ========
Obligations:
  Accumulated benefit obligations:
     Vested.................................................      $ 70,593           $ 77,435
     Non-vested.............................................        13,369             10,830
  Effect of projected compensation increases................        21,015             21,730
                                                                  --------           --------
  Total projected benefit obligations.......................       104,977            109,995
                                                                  --------           --------
Net excess assets (liabilities):
  Unrecognized:
     Unamortized excess assets at original date.............         6,170              7,673
     Net actuarial gain (loss)..............................         5,702             (3,793)
     Prior service costs....................................        (3,424)            (4,017)
  Recognized accrued pension cost...........................        (5,471)            (5,462)
                                                                  --------           --------
  Total net excess assets (liabilities).....................         2,977             (5,599)
                                                                  --------           --------
Total obligations and net excess assets (liabilities).......      $107,954           $104,396
                                                                  ========           ========

     The Company also participates in union-sponsored defined contribution plans. Pension costs related to these plans were $641,000, $720,000 and $757,000 for fiscal years 1996, 1995 and 1994, respectively.

11. SUBSEQUENT EVENT

     On April 1, 1997, the stockholders of the Company and the shareholders of ServiStar Coast to Coast Corporation voted to merge the two companies effective July 1, 1997.

                      SERVISTAR COAST TO COAST CORPORATION

                               ------------------

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,          JUNE 30,
                                                                  1997              1996
                                                               ---------          --------
                                                              (UNAUDITED)
                                                                      (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $  1,454          $  5,172
  Accounts and notes receivable.............................     196,075           192,299
  Merchandise inventory.....................................     174,889           171,976
  Prepaid expenses..........................................       3,534             8,314
                                                                --------          --------
          Total current assets..............................     375,952           377,761
Properties owned, less accumulated depreciation.............      79,933            78,414
Other assets................................................      16,214            11,607
                                                                --------          --------
          Total assets......................................    $472,099          $467,782
                                                                ========          ========
               LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $220,611          $212,612
  Current maturities of long-term debt......................       5,568             5,645
  Patronage dividends payable in cash.......................       3,699             9,656
                                                                --------          --------
          Total current liabilities.........................     229,878           227,913
                                                                --------          --------
Long-term debt..............................................     123,428           118,476
                                                                --------          --------
Owners' equity:
  Preferred stock...........................................     112,857           118,359
  Common stock..............................................      12,718             8,487
  Retained deficit..........................................      (6,782)           (5,453)
                                                                --------          --------
               Total owners' equity.........................     118,793           121,393
                                                                --------          --------
               Total liabilities and owners' equity.........    $472,099          $467,782
                                                                ========          ========

                      SERVISTAR COAST TO COAST CORPORATION

                               ------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      FOR THE THREE                   FOR THE NINE
                                                       MONTHS ENDED                   MONTHS ENDED
                                                 ------------------------      --------------------------
                                                 MARCH 31,      MARCH 31,      MARCH 31,       MARCH 31,
                                                   1997           1996            1997            1996
                                                 ---------      ---------      ---------       ---------
                                                                      (IN THOUSANDS)
                                                                       (UNAUDITED)
Revenues.....................................    $405,477       $440,641       $1,294,469      $1,261,628
                                                 --------       --------       ----------      ----------
Cost and expenses:
  Cost of goods sold.........................     374,629        406,079        1,193,729       1,158,510
  Distribution, selling and administrative...      27,721         30,380           87,915          91,630
  Interest expense...........................       2,649          2,562            7,586           7,726
  Other income, net..........................        (661)        (1,289)          (2,033)         (3,493)
  Income tax expense.........................          99             99              297             297
                                                 --------       --------       ----------      ----------
                                                  404,437        437,831        1,287,494       1,254,670
                                                 --------       --------       ----------      ----------
Net margins..................................    $  1,040       $  2,810       $    6,975      $    6,958
                                                 ========       ========       ==========      ==========

                      SERVISTAR COAST TO COAST CORPORATION

                               ------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE NINE MONTHS ENDED

                                                                     MARCH 31,         MARCH 31,
                                                                       1997              1996
                                                                     ---------         ---------
                                                                           (IN THOUSANDS)
                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net margins...............................................         $  6,975          $  6,958
  Adjustments to reconcile net margins to net cash from
     operating activities:
     Depreciation...........................................            5,311             5,690
     Amortization...........................................            2,155             1,855
     (Gain) loss on disposition.............................              (38)             (128)
  Increase (decrease) from changes in:
       Receivables..........................................           (3,776)           (3,431)
       Merchandise inventory................................           (2,913)          (18,603)
       Prepaid expenses.....................................            4,780            (2,803)
       Accounts payable and accrued expenses................            7,726            16,909
                                                                     --------          --------
               Net cash provided by operating activities....           20,220             6,447
                                                                     --------          --------
Cash flows from investing activities:
     Proceeds from sale of property and equipment...........               41               721
     Purchases of property and equipment....................           (6,830)           (8,383)
     (Increase) decrease in other assets....................           (6,762)            2,069
                                                                     --------          --------
               Net cash (used in) provided by investing
                  activities................................          (13,551)           (5,593)
                                                                     --------          --------
Cash flows from financing activities:
  Repayment of long-term debt, net..........................            4,875            14,590
  Proceeds from issuance of capital stock...................            4,755               215
  Repurchase of capital stock...............................          (10,361)           (8,844)
  Payment of cash portion of patronage dividends............           (9,656)          (11,140)
                                                                     --------          --------
               Net cash used in financing activities........          (10,387)           (5,179)
                                                                     --------          --------
Net decrease in cash........................................           (3,718)           (4,325)
Cash at beginning of period.................................            5,172             5,833
                                                                     --------          --------
Cash at end of period.......................................         $  1,454          $  1,508
                                                                     ========          ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Owners of
SERVISTAR Corporation:

  We have audited the accompanying consolidated and combined balance sheets of SERVISTAR Corporation and Coast to Coast Stores, Inc. as described in Note B to the financial statements as of June 30, 1996 and 1995 and the related statement of operations and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SERVISTAR Corporation as of June 30, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                           COOPERS & LYBRAND LLP

  Pittsburgh, Pennsylvania
  July 26, 1996, except for Note J
  as to which the date is April 1, 1997

                             SERVISTAR CORPORATION
                                ---------------

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                   AS OF JUNE 30
                                                                --------------------
                                                                  1996        1995
                                                                --------    --------
                                                                (IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $  5,172    $  5,833
  Receivables, less allowance for doubtful accounts of
     $1,557 in 1996 and $1,547 in 1995......................     192,299     193,001
  Merchandise inventory.....................................     171,976     173,706
  Prepaid expenses..........................................       8,314       7,653
                                                                --------    --------
               Total current assets.........................     377,761     380,193
Property and equipment, at cost:
  Buildings.................................................      81,272      77,365
  Office and warehouse equipment............................      62,013      57,520
                                                                --------    --------
                                                                 143,285     134,885
  Less accumulated depreciation.............................      70,276      63,872
                                                                --------    --------
                                                                  73,009      71,013
  Land......................................................       5,405       4,674
                                                                --------    --------
                                                                  78,414      75,687
Other assets................................................      11,607      10,950
                                                                --------    --------
               Total assets.................................    $467,782    $466,830
                                                                ========    ========

    The accompanying notes are an integral part of the financial statements.

                             SERVISTAR CORPORATION
                                ---------------

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                   AS OF JUNE 30
                                                                --------------------
                                                                  1996        1995
                                                                --------    --------
                                                                (IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
               LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $183,357    $191,981
  Accrued liabilities.......................................      29,255      27,513
  Patronage dividends payable -- SERVISTAR..................       7,172       7,957
  Patronage dividends payable -- Coast to Coast Stores,
     Inc. ..................................................       2,484       3,182
  Current portion of long-term debt.........................       5,645       6,171
                                                                --------    --------
               Total current liabilities....................     227,913     236,804
Long-term debt, less current portion........................     118,476     108,592
                                                                --------    --------
               Total liabilities............................     346,389     345,396
Owners' equity:
  Capital stock:
     Preferred (as to assets only) nonparticipating, $50 par
      value; authorized shares, 3,000,000; outstanding
      shares: 1996, 1,858,940; 1995, 1,813,480..............      92,947      90,674
     Common, $100 par value; authorized shares, 300,000;
      outstanding shares: 1996, 31,840; 1995, 32,072........       3,184       3,207
     Common preference redeemable, $100 par value;
      authorized shares, 5,000; outstanding shares: 1995,
      1,000.................................................          --         100
  Amounts due owners in preferred stock -- SERVISTAR........       8,269       9,439
  Amounts due owners in preferred stock -- Coast to Coast
     Stores, Inc. ..........................................       2,138       2,947
  Capital stock of subsidiary...............................         819         790
  Capital stock of Coast to Coast Stores, Inc.:
     Preferred (as to assets only) nonparticipating, $50 par
      value; authorized shares, 3,000,000; outstanding
      shares: 1996, 300,100; 1995, 284,920..................      15,005      14,246
     Common, $600 par value; authorized shares, 300,000;
      outstanding shares: 1996, 8,390; 1995, 8,450 (net of
      stock subscriptions receivable of: 1996, $550; 1995,
      $413).................................................       4,484       4,657
  Retained earnings (deficit):
     Parent.................................................          76          76
     Subsidiaries...........................................      (5,529)     (4,702)
                                                                --------    --------
               Total owners' equity.........................     121,393     121,434
                                                                --------    --------
               Total liabilities and owners' equity.........    $467,782    $466,830
                                                                ========    ========

    The accompanying notes are an integral part of the financial statements.

                             SERVISTAR CORPORATION
                               ------------------

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                                                             FOR THE YEARS ENDED JUNE 30
                                                       ----------------------------------------
                                                          1996           1995           1994
                                                          ----           ----           ----
                                                                    (IN THOUSANDS)

Net revenues.........................................  $1,729,908     $1,802,103     $1,734,905
Costs and expenses:
  Cost of goods sold.................................   1,611,174      1,679,615      1,613,257
  Distribution, selling and administrative
     expenses........................................      93,080         95,179         93,006
  Interest expense...................................      10,091         10,825         10,076
  Other income, net..................................      (3,471)        (6,886)        (6,866)
                                                       ----------     ----------     ----------
          Total costs and expenses...................   1,710,874      1,778,733      1,709,473
                                                       ----------     ----------     ----------
Net margins..........................................  $   19,034     $   23,370     $   25,432
                                                       ==========     ==========     ==========
Retained deficit at beginning of year................  $   (4,626)    $   (4,675)    $   (4,043)
Net margins..........................................      19,034         23,370         25,432
Patronage dividends..................................     (19,861)       (23,321)       (26,064)
                                                       ----------     ----------     ----------
Retained deficit at end of year......................  $   (5,453)    $   (4,626)    $   (4,675)
                                                       ==========     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                             SERVISTAR CORPORATION
                               ------------------

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED JUNE 30
                                                            --------------------------------------
                                                              1996           1995           1994
                                                              ----           ----           ----
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net margins.............................................  $ 19,034       $ 23,370       $ 25,432
  Adjustments to reconcile net margins to net cash
     provided by operating activities:
     Depreciation.........................................     7,187          7,110          6,285
     Amortization.........................................     2,343          3,698          3,048
     Gain on disposition of property and equipment........      (410)          (152)            --
     Increase (decrease) from changes in:
       Receivables........................................       702          5,627         (4,108)
       Merchandise inventory..............................     1,730          2,443         (4,406)
       Prepaid expenses...................................      (661)           655           (211)
       Accounts payable and accrued expenses..............    (6,882)       (24,183)        41,150
       Other adjustments, net.............................        15         (3,028)           317
                                                            --------       --------       --------
            Net cash provided by operating activities.....    23,058         15,540         67,507
Cash flows from investing activities:
  Proceeds from sale of property and equipment............     1,507            431             56
  Purchases of property and equipment.....................   (11,011)        (7,518)        (2,714)
  (Increase) decrease in other assets.....................    (3,014)          (236)           842
                                                            --------       --------       --------
            Net cash used in investing activities.........   (12,518)        (7,323)        (1,816)
Cash flows from financing activities:
  Proceeds from long-term debt............................    20,245         34,400        (12,800)
  Payments on long-term debt..............................   (10,887)       (22,453)       (35,974)
  Proceeds from issuance of capital stock.................       333            333            597
  Repurchase of capital stock.............................    (9,963)        (8,539)        (7,770)
  Payment of cash portion of patronage dividends..........   (10,929)       (12,803)        (9,419)
                                                            --------       --------       --------
            Net cash used in financing activities.........   (11,201)        (9,062)       (65,366)
                                                            --------       --------       --------
Net (decrease) increase in cash and cash equivalents......      (661)          (845)           325
Cash and cash equivalents at beginning of year............     5,833          6,678          6,353
                                                            --------       --------       --------
Cash and cash equivalents at end of year..................  $  5,172       $  5,833       $  6,678
                                                            ========       ========       ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..................  $  9,430       $ 10,049       $  8,639
                                                            ========       ========       ========
Non-cash financing activities:
  SERVISTAR preferred stock patronage dividend............  $  9,439       $  8,631       $  9,777
                                                            ========       ========       ========
  Coast to Coast Stores, Inc. preferred stock patronage
     dividends............................................  $  2,947       $  4,914       $  4,549
                                                            ========       ========       ========
  Deferred acquisition payments in conjunction with the
     acquisition..........................................        --             --       $  3,000
                                                            ========       ========       ========

    The accompanying notes are an integral part of the financial statements.

                             SERVISTAR CORPORATION

                               ------------------

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

A. ORGANIZATION:

     SERVISTAR Corporation (SERVISTAR) and Coast to Coast Stores, Inc. (CTC) are marketing and purchasing cooperatives. SERVISTAR/Coast to Coast Corporation
(SCC) is a hardlines wholesaler. SERVISTAR's wholly-owned subsidiaries include SCC, KCI Coatings, Inc. (Kurfees), Speer Hardware Company, Taylor Rental Corporation (Taylor), and Advocate Services, Inc. and its subsidiaries, Total Exposition Concepts, Inc. and Advocate Retail Services, Inc. SERVISTAR, its wholly-owned subsidiaries and CTC are collectively referred to as the Corporation.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation:

     The financial statements include the consolidated accounts of SERVISTAR and its wholly-owned subsidiaries combined with the accounts of CTC. These consolidated and combined statements have been presented to reflect the common management of, and the interlocking business arrangements between, SCC and CTC. All intercompany balances and transactions have been eliminated. On July 1, 1996, SCC and CTC were merged into SERVISTAR on a tax free basis as described in Note C.

Estimates:

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents:

     The Corporation considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Merchandise Inventory:

     Merchandise inventory is stated at the lower of cost or market, with cost determined on the first-in, first-out method.

Property and Equipment:

     Depreciation is taken over the estimated useful lives of the assets using the straight-line method. When properties are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts, and gains and losses resulting from such transactions are reflected in operations. Included in property and equipment are certain costs, net of amortization, associated with the capitalization of internally developed software totaling $5,317, and $5,461 in 1996, and 1995, respectively.

Other Assets:

     Other assets include prepaid pension costs and amortized costs related to various projects which benefit future periods. Amortization of other assets, excluding the amount related to Taylor, is computed using the straight-line method over a five year period.

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

Credit Concentration:

     Customers of the Corporation are not concentrated in any specific geographic region, but are concentrated in the retail hardware store, lumber and building supply industries. No single customer accounted for a significant amount of the Corporation's sales and receivables.

Income Taxes:

     SERVISTAR and CTC operate as cooperatives under the Internal Revenue Code and distribute substantially all of their earnings to their owners through patronage dividends.

     SERVISTAR and its wholly-owned subsidiaries constitute a consolidated group for federal income tax purposes and file a consolidated federal income tax return. CTC files a separate federal income tax return.

     The Corporation provides for deferred income taxes on all amounts which are reported in different time periods for income tax and financial reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Corporation's principal temporary differences relate to receivable reserves, depreciation of property and equipment and pension costs.

Revenue Recognition:

     Revenues are recognized in the period inventory is shipped to owners.

Reclassifications:

     Certain amounts in the 1995 financial statements have been reclassified for comparative purposes.

C. MERGER:

     In March 1996, SERVISTAR, SCC and CTC entered into a Plan and Agreement of Merger (the Merger), which provided for the merger of SCC and CTC into SERVISTAR. The merger was completed on July 1, 1996 and resulted in SERVISTAR changing its name to SERVISTAR COAST TO COAST Corporation (the Surviving Corporation). All assets and liabilities of SCC and CTC were transferred to the Surviving Corporation, which continues to operate as a marketing and purchasing cooperative. The Merger was accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests.

     Common and preferred stock of CTC was converted to common and preferred stock of the Surviving Corporation. All other stock of CTC and SCC was canceled and retired.

     Patronage dividends for 1996 will be determined in a manner consistent with prior years based on the separate operations of SERVISTAR and CTC and will be paid subsequent to June 30, 1996.

     In connection with the Merger, the borrowing facilities of SCC described in Note D were retired on July 1, 1996 and replaced by increased credit lines available to the Surviving Corporation.

     As a result of the Merger, the Corporation incurred a restructuring charge of $2,113 in 1996. Included in this restructuring charge were costs pertaining to severance, relocation, facility closure and professional fees. These costs were shared by SERVISTAR and CTC in a plan that was reviewed by the respective Boards of Directors.

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

D. LONG-TERM DEBT:

     Long-term debt at June 30, 1996 and 1995 consisted of the following:

                                                               1996        1995
                                                             --------    --------
SERVISTAR revolving credit agreement.....................    $ 18,000    $ 12,000
SERVISTAR uncollateralized lines of credit...............      19,000      18,000
SCC revolving credit agreements..........................      43,200      30,900
Notes, due September 1, 2000.............................      40,950      44,350
Notes, due December 1, 1998..............................          --       6,286
IDA bonds, due October 1, 1997...........................         540       1,090
Other loans and notes with interest rates of 6.0% with
  due dates ranging from 1997 to 2001....................       2,431       2,137
                                                             --------    --------
                                                              124,121     114,763
Less current portion.....................................       5,645       6,171
                                                             --------    --------
                                                             $118,476    $108,592
                                                             ========    ========

     SERVISTAR and certain subsidiaries maintain a revolving credit agreement with a group of banks which provides a revolving line of credit of $87,500 until January 31, 1999. The expiration date of the revolving line of credit may be extended by mutual consent. SERVISTAR may select among various interest rate options on outstanding borrowings during the term of the revolving credit agreement. The weighted average interest rate on amounts outstanding at June 30, 1996 and 1995 was 6.4% and 7.2%, respectively. SERVISTAR is required to pay a commitment fee of 1/4 of 1% per annum on the daily unborrowed amount. On July 1, 1996, this facility was amended to increase the line of credit to $115,000.

     SERVISTAR has uncollateralized lines of credit with banks providing for borrowings of up to $29,000 with interest at variable rates as determined periodically by the banks. The amounts under these borrowings are classified as long-term debt as SERVISTAR has the ability and the intent to refinance the debt on a long-term basis. Borrowings under these facilities were $19,000 and $18,000 at June 30, 1996 and 1995, respectively. The interest rate on amounts outstanding at June 30, 1996 and 1995 was 6.4% and 7.0%, respectively. In connection with the Merger, available uncollateralized lines of credit were increased to $40,000 effective July 1, 1996.

     SCC's $40,000 revolving credit agreement, as amended, was retired on July 1, 1996 in conjunction with the Merger. The weighted average interest rate on amounts outstanding at June 30, 1996 and 1995 was 6.7% and 7.4%, respectively. This revolving line of credit is guaranteed by CTC. Borrowings under this facility were $33,200 and $27,500 at June 30, 1996 and 1995, respectively.

     SCC also has a $5,000 revolving line of credit and a $5,000 uncommitted short-term borrowing agreement which were retired effective July 1, 1996. The borrowings under these agreements are classified as long-term debt since the Surviving Corporation has the ability and the intent to refinance the debt on a long-term basis. Borrowings under the $5,000 revolving line of credit facility were $5,000 and $3,400 at June 30, 1996 and 1995, respectively. The effective rate on outstanding borrowings was 6.4% and 7.0% at June 30, 1996 and 1995, respectively. Outstanding borrowings on the uncommitted borrowing facilities were $5,000 and -0-at June 30, 1996 and 1995, respectively. The effective interest rate on outstanding borrowings was 6.4% at June 30, 1996.

     The notes due September 1, 2000 were issued in September 1990, and bear interest at a fixed interest rate of 10.23% per annum. Interest is payable semi-annually on the first day of March and September through

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

maturity. Annual principal payments commenced on September 1, 1993 and will continue through September 1, 1999 in amounts varying between $2,250 and $4,550. A final balloon payment of $22,750 is due September 1, 2000.

     The notes due December 1, 1998 were issued in December 1988, and bore interest at an amended rate of 10.57%. Annual principal payments of $1,571 commenced on December 1, 1992. The notes were paid in full December 1, 1995.

     Interest on the IDA bonds reflects a variable tax-free interest rate which changes based on market conditions. The bonds can be tendered at any time at the option of the holder, at a purchase price equal to 100% of the principal amount of the bonds plus accrued interest. The bonds may be remarketed at the time of such tender. At June 30, 1996, the interest rate was 3.38%. The bonds are backed by an irrevocable letter of credit of $567. The letter of credit fee is 1 3/8%. During 1995, the expiration date of the irrevocable letter of credit was extended to December 15, 1996.

     The SERVISTAR revolving credit agreement and various note agreements require SERVISTAR and certain subsidiaries to maintain certain specified financial ratios. The most restrictive of these provisions requires SERVISTAR and those subsidiaries to maintain a ratio of net income before interest expense to interest expense of 2.6 at June 30, 1996 for which the ratio was 3.45 at June 30, 1996. The SCC revolving credit agreement also requires SCC and CTC to maintain certain specified financial ratios.

     The prime rate at June 30, 1996 was 8.25%.

     Principal payments on long-term debt become due in the years ending June 30 as follows: 1997--$5,645; 1998--$5,272; 1999--$85,281; 2000--$4,951;
2001--$22,943; and thereafter--$29.

     The carrying value of long-term debt approximates fair value since the interest rates on existing debt approximate the rates at which the Corporation believes it could obtain new debt.

E. LEASES:

     The Corporation has various noncancelable lease agreements which provide for basic rent over a specified period. Rent expense for the years ended June 30, 1996, 1995 and 1994 was $7,859, $8,435, and $8,072, respectively.

     Future minimum rental commitments for years ending June 30 are:
1997--$6,564; 1998--$6,058; 1999--$5,019; 2000--$3,256; 2001--$1,110; and
thereafter--$2,144.

F. EMPLOYEE BENEFIT PLANS:

     SERVISTAR has a noncontributory, defined benefit pension plan covering substantially all employees. Effective June 30, 1996, the plan has been amended to a cash balance plan, where the benefit formula in effect prior to June 30, 1996 was frozen. The plan amendment provides for contributions based upon length of service and percent of compensation. Interest earned on cash balance contributions is based on the 30-year treasury maturity rate set each April for the following year. Pension costs accrued are funded on a current basis, as required by statutory funding standards.

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

     Pension expense included the following components:

                                                        1996       1995       1994
                                                       -------    -------    -------
Service cost-benefits earned.......................    $ 3,077    $ 2,259    $ 1,848
Interest cost on projected benefit obligations.....      5,588      4,857      4,088
Actual investment income earned on assets..........     (7,728)    (6,382)       300
Net amortization and deferral......................      3,152      1,787     (5,730)
                                                       -------    -------    -------
Net pension expense................................    $ 4,089    $ 2,521    $   506
                                                       =======    =======    =======

     The funded status of the plan and the prepaid pension cost follow:

                                                               1996        1995
                                                             --------    --------
Accumulated benefit obligations, including vested
  benefits of $53,776 in 1996 and $50,020 in 1995........    $ 59,400    $ 54,844
                                                             ========    ========
Plan assets at fair value, primarily commingled funds,
  corporate and government debt securities, marketable
  equity securities and privately placed debt............      62,946      56,029
Projected benefit obligation for participants' service
  rendered to date.......................................      59,400      70,854
                                                             --------    --------
Plan assets greater than (less than) projected benefit
  obligation.............................................       3,546     (14,825)
Unrecognized net loss and effects of changes in actuarial
  assumptions............................................      19,611      21,399
Unrecognized prior service costs.........................     (18,841)      1,174
Remaining unrecognized net assets being recognized over
  participants' average remaining service period.........      (4,211)     (4,679)
                                                             --------    --------
Prepaid pension cost.....................................    $    105    $  3,069
                                                             ========    ========

     The projected benefit obligation was determined using an assumed discount rate of 8% in 1996 and 1995 and 9% in 1994. The assumed rate of increase in future compensation was 4.75% for 1996, 1995 and 1994. The expected long-term rate of return on plan assets was 9% in 1996, 1995 and 1994. The decrease in the projected benefit obligation and unrecognized prior service charge relates to the cash balance plan amendment effective June 30, 1996.

     The discount rate on the long-term rate of return can have a significant effect on the accumulated benefit obligation and pension cost. A 1% decrease in the discount rate would have increased the accumulated benefit obligation by $9,007 at June 30, 1996. A 1% decrease in the discount rate and the long-term rate of return would have increased the pension cost by $1,890 at June 30, 1996.

     SERVISTAR also has a defined contribution profit-sharing plan which covers substantially all employees. Contributions are based on a fixed yearly percentage of participating employee compensation adjusted by performance under SERVISTAR's annual profit goals. Additional contributions may be made to the plan on a discretionary basis. Profit-sharing expense was -0- in 1996, $1,934 in 1995 and $1,813 in 1994.

     In addition to providing pension benefits, SERVISTAR provides certain health care and life insurance benefits for retired employees. SERVISTAR adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" in the first quarter of 1996 using the

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

delayed recognition method. The accumulated postretirement benefit obligation
(APBO) was $5,700 at July 1, 1995, which is being amortized over a 20 year period. Postretirement benefit cost was approximately $850 in 1996.

     The health care cost trend rate assumption can have a significant effect on the APBO, health care and death benefit liabilities and net periodic benefit costs. For 1996, a 1% increase in the trend rate for health care costs would have increased the APBO by 11% and the service and interest costs by 10%.

     SCC has adopted a profit-sharing 401(k) plan covering substantially all employees. Employees may contribute up to 16% of their compensation to the plan, which remains fully vested with the employee. The plan provides for a discretionary annual contribution by SCC based on its profits and an annual matching contribution based on the achievement of various profit targets for SCC. Employees vest in discretionary contributions of SCC over a five-year period and in the matching contributions immediately, if profit targets are met. SCC accrued total contributions of $555, $673, and $788 to the plan in 1996, 1995 and 1994, respectively. Contributions for 1994 were paid in August 1994. Contributions for 1995 were paid in August 1995 and payment for 1996 contributions will be made subsequent to June 30, 1996. This plan was combined with SERVISTAR's defined contribution plan in July 1996 in connection with the Merger.

G. CAPITAL STOCK:

     An analysis of the changes in issued shares of capital stock follows:

                                                              SERVISTAR
                                             -------------------------------------------
                                               PREFERRED STOCK          COMMON STOCK
                                             --------------------    -------------------
                                             NUMBER OF      PAR      NUMBER OF     PAR
                                              SHARES       VALUE      SHARES      VALUE
                                             ---------    -------    ---------    ------
                                                               (000'S)
Balance, June 30, 1994...................      1,785      $89,239       32        $3,220
  Shares issued..........................        169        8,450        3           268
  Shares acquired........................       (141)      (7,015)      (3)         (281)
                                               -----      -------       --        ------
Balance, June 30, 1995...................      1,813       90,674       32         3,207
  Shares issued..........................        189        9,450        3           280
  Shares acquired........................       (143)      (7,177)      (3)         (303)
                                               -----      -------       --        ------
Balance, June 30, 1996...................      1,859      $92,947       32        $3,184
                                               =====      =======       ==        ======

     In connection with the acquisition of Taylor, SERVISTAR issued 5,000 shares of redeemable common preference stock during the year ended June 30, 1993. SERVISTAR redeemed 1,000 and 3,000 shares during 1995 and 1994, respectively, at par value. During fiscal year 1996 SERVISTAR redeemed, at par value, the remaining 1,000 shares.

     Shares of CTC common stock issued during the years ended June 30, 1996 and 1995 were 1,090 and 630, respectively. Shares of CTC common stock redeemed during the years ended June 30, 1996 and 1995 were 1,150 and 740, respectively.

     Amounts due owners in preferred stock represent the portion of the patronage dividend to be distributed to the owners in preferred stock in the following fiscal year.

     Preferred and common shares of SERVISTAR and CTC stock are redeemable at their respective par values. Payment of the redemption price can be made by issuing a note to the member-owner maturing over an extended period, normally five years, or in cash immediately upon termination of membership, as defined

                             SERVISTAR CORPORATION

                               ------------------

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

by SERVISTAR's and CTC's Membership Termination Policies. On July 1, 1996, substantially all of the preferred and common stock of CTC was converted into stock of the Surviving Corporation effective with the Merger.

     Capital stock of subsidiary shown on the accompanying balance sheets of $819 for 1996 and $790 for 1995 represents the common preference stock and the preferred stock held by the owners of Speer Hardware Company.

H. INCOME TAXES:

     The Corporation has minimal expense for income taxes for financial reporting purposes for the years ended June 30, 1996, 1995 and 1994, because the volume rebate owed to CTC eliminates all of SCC's income and all of SERVISTAR's and CTC's incomes are distributed to their owners in the form of patronage dividends.

I. CONTINGENCIES:

     SERVISTAR is involved in various litigation arising in the ordinary course of business. Although the final outcome of these legal matters cannot be determined, it is management's opinion that these matters will not have a material adverse effect on SERVISTAR's financial condition or results of operations.

J. SUBSEQUENT EVENT

     On April 1, 1997, the members of the Corporation voted to merge with Cotter & Company effective July 1, 1997.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma consolidated financial statements are based on the historical financial statements of Cotter & Company ("Cotter") and ServiStar Coast to Coast Corporation ("SCC") adjusted to give effect to the merger of SCC with and into Cotter (the "Merger"), pursuant to the Agreement and Plan of Merger dated December 9, 1996. Cotter is the surviving corporation and will be known as TruServ Corporation ("TruServ"). The unaudited pro forma consolidated balance sheet as of March 29, 1997 has been prepared as if the Merger had occurred on March 29, 1997. The unaudited pro forma consolidated statement of operations for the year ended December 28, 1996 has been prepared as if the Merger had occurred on December 31, 1995. The unaudited pro forma consolidated statement of operations for the three months ended March 29, 1997 has been prepared as if the Merger had occurred on December 29, 1996.



     The Merger will be accounted for using the purchase method of accounting. The pro forma adjustments reflect the preliminary allocation of purchase price based on the estimated fair value of the assets and liabilities of SCC and are based upon currently available information and certain assumptions that management believes are reasonable. While management does not expect the nature of the purchase accounting adjustments to change significantly, it is likely that the amount of the actual purchase accounting adjustments will differ from the adjustments set forth in the pro forma financial statements because management has not completed appraisals of the SCC assets and because the Merger was not consummated until July 1, 1997. The actual purchase price adjustments and other Merger related adjustments will be determined based on the fair value of the assets and liabilities acquired and may differ from the amounts reflected in the pro forma adjustments. Under the terms of the Merger, SCC members exchanged their SCC common stock and SCC preferred stock for TruServ stock at a par value of $100.00 per share. SCC shareholders owning in excess of 40 shares of SCC common stock (representing five stores), will have those excess shares purchased by Cotter, at their $100 per share par value, in exchange for cash or by a credit against amounts owed by those shareholders to SCC in respect of shares of SCC common stock and SCC Series A stock.


     The unaudited pro forma consolidated statement of operations does not include the effects of certain cost savings that are expected to be realized as a result of the actions TruServ management plans to take following the Merger. When fully implemented, such cost savings are estimated to be approximately $50 million annually and include savings from reductions in employees and duplicate facilities following the Merger as well as from increased vendor credits and lower merchandise costs based on increased purchasing volumes.

     The unaudited pro forma consolidated financial statements are intended for informational purposes only and are not necessarily indicative of the financial position or results of operations which would have been achieved had the Merger occurred on the indicated dates, nor are they necessarily indicative of the results of future operations. The unaudited pro forma consolidated financial statements should be read in conjunction with the financial statements and notes thereto of Cotter and SCC included or incorporated by reference herein.

                                COTTER & COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 29, 1997


                                                              AS REPORTED
                                                          --------------------     PRO FORMA         PRO FORMA
                                                           COTTER       SCC       ADJUSTMENTS       CONSOLIDATED
                                                           ------       ---       -----------       ------------
                                                                             (000'S OMITTED)


                        ASSETS
Current Assets:
  Cash and cash equivalents...........................    $  1,863    $  1,454     $     --          $    3,317
  Accounts and notes receivable.......................     336,733     196,075       (5,000)(1)         527,808
  Inventories.........................................     390,358     174,889       (6,000)(2)         559,247
  Prepaid expenses....................................      21,915       3,534           --              25,449
                                                          --------    --------     --------          ----------
         Total current assets.........................     750,869     375,952      (11,000)          1,115,821
Properties owned, less accumulated depreciation.......     168,792      79,933           --             248,725
Properties under capital leases, less accumulated
  amortization........................................       3,270          --           --               3,270
Unallocated purchase price............................          --          --       48,282(3)           48,282
Other assets..........................................      13,578      16,214       (1,000)(4)          28,792
                                                          --------    --------     --------          ----------
         Total assets.................................    $936,509    $472,099     $ 36,282          $1,444,890
                                                          ========    ========     ========          ==========
            LIABILITIES AND CAPITALIZATION
Current liabilities:
  Accounts payable and accrued expenses...............    $394,863    $220,611     $ 29,500(5)       $  644,974
  Short-term borrowings...............................     116,101          --       17,000(6)          133,101
  Current maturities of notes, long-term debt and
    lease obligations.................................      43,495       5,568           --              49,063
  Patronage dividends payable in cash.................       1,109       3,699           --               4,808
                                                          --------    --------     --------          ----------
         Total current liabilities....................     555,568     229,878       46,500             831,946
                                                          --------    --------     --------          ----------
Long-term debt and obligations under capital leases...      79,673     123,428           --             203,101
                                                          --------    --------     --------          ----------
Capitalization:
  Estimated patronage dividends to be distributed
    principally by the issuance of promissory
    (subordinated) notes and Class B nonvoting common
    stock.............................................         939          --           --                 939
  Promissory (subordinated) and instalment notes......     182,972          --       10,000(7)          192,972
  Class A common stock and partially paid
    subscriptions and common stock of SCC.............       4,804      12,718       25,100(8)           42,622
  Class B nonvoting common stock and paid-in capital
    and preferred shares of SCC.......................     111,961     112,857      (52,100)(9)         172,718
  Retained earnings (deficit).........................       1,481      (6,782)       6,782(10)           1,481
                                                          --------    --------     --------          ----------
                                                           302,157     118,793      (10,218)            410,732
  Foreign currency translation adjustment.............        (889)         --           --                (889)
                                                          --------    --------     --------          ----------
         Total capitalization.........................     301,268     118,793      (10,218)            409,843
                                                          --------    --------     --------          ----------
         Total liabilities and capitalization.........    $936,509    $472,099     $ 36,282          $1,444,890
                                                          ========    ========     ========          ==========



   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (1) Adjustment to reflect potential added risk of collectibility of receivables resulting from Members withdrawing subsequent to the Merger.

     (2) Represents the resulting adjustments from anticipated mark-downs in commonizing the inventory mix and inventory that will be sold at reduced prices due to the closure of certain SCC distribution centers. Other commonization expenses are anticipated but are not reflected due to the uncertainty as to amount.

     (3) Represents a preliminary estimate of the excess of cost over the fair value of the net assets of SCC. At each balance sheet date following the Merger, TruServ will evaluate potential impairment of any goodwill created as a result of the Merger using undiscounted future cash flows.

     (4) Adjustment to other intangibles.

     (5) Represents accrual of certain expenses and purchase accounting adjustments as set forth below:

                                                                (000'S OMITTED)
                                                                ---------------
Employee benefits:
  Principally to adjust for the effect of recording SCC's
     postretirement benefit obligation......................        $ 7,200
  Adjustment of SCC's vacation pay accrual to conform to
     Cotter's vacation pay policy...........................          2,800
Closure of facilities--severance payments, lease and asset
  disposal costs associated with the closure of SCC's Butler office facility, paint plant and certain distribution
  centers...................................................          9,300
Legal, accounting and other transaction costs...............          7,000
Other.......................................................          3,200
                                                                    -------
                                                                    $29,500
                                                                    =======

     (6) Adjustment to reflect short-term borrowings for redemption of Cotter Class B common stock at par value.

     (7) Adjustment to reflect promissory notes issued to SCC members in connection with the redemption of SCC preferred stock. Such redemption relates to certain SCC members with preferred stock investments in excess of the proposed TruServ investment requirements.

     (8) Represents the conversion of Cotter Class B common stock to Class A common stock to meet additional required investment level. Under the proposed terms of the Merger, additional Class A common stock investment is required for Cotter Members to increase their investment to $6,000 per store for up to five stores.

     (9) Items (6), (7) and (8).

     (10) Acquisition of SCC's capital stock through exchange of TruServ shares and elimination of SCC's retained deficit.

                                COTTER & COMPANY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THIRTEEN WEEKS ENDED MARCH 29, 1997


                                                          AS REPORTED
                                                      --------------------     PRO FORMA      PRO FORMA
                                                       COTTER       SCC       ADJUSTMENTS    CONSOLIDATED
                                                       ------       ---       -----------    ------------
                                                                        (000'S OMITTED)
Revenues..........................................    $561,696    $405,477       $  --         $967,173
                                                      --------    --------       -----         --------
Cost and expenses:
  Cost of revenues................................     518,179     374,629          --          892,808
  Warehouse, general and administrative...........      35,119      27,721         302(1)        63,142
  Interest paid to Members........................       4,297          --         200(2)         4,497
  Other interest expense..........................       3,033       2,649         233(3)         5,915
  Other income, net...............................        (163)       (661)         --             (824)
  Income tax expense..............................         160          99          --              259
                                                      --------    --------       -----         --------
                                                       560,625     404,437         735          965,797
                                                      --------    --------       -----         --------
Net margins.......................................    $  1,071    $  1,040       $(735)        $  1,376
                                                      ========    ========       =====         ========


    See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                   Operation

                                COTTER & COMPANY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1996


                                                         AS REPORTED
                                                   ------------------------     PRO FORMA      PRO FORMA
                                                     COTTER         SCC        ADJUSTMENTS    CONSOLIDATED
                                                     ------         ---        -----------    ------------
                                                                       (000'S OMITTED)
Revenues.......................................    $2,441,707    $1,769,872      $    --       $4,211,579
                                                   ----------    ----------      -------       ----------
Cost and expenses:
  Cost of revenues.............................     2,245,071     1,645,080           --        3,890,151
  Warehouse, general and administrative........       115,457        98,556        1,207(1)       215,220
  Interest paid to Members.....................        18,460            --          800(2)        19,260
  Other interest expense.......................        10,175         9,765          935(3)        20,875
  Other income, net............................          (228)       (4,210)          --           (4,438)
  Income tax expense (benefit).................           362          (140)          --              222
                                                   ----------    ----------      -------       ----------
                                                    2,389,297     1,749,051        2,942        4,141,290
                                                   ----------    ----------      -------       ----------
Net margins....................................    $   52,410    $   20,821      $(2,942)      $   70,289
                                                   ==========    ==========      =======       ==========


       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
---------------
(1) Adjustment for amortization of the excess of cost over the fair value of the net assets of SCC. Amortization has been calculated using the straight-line method over an estimated useful life of 40 years.

(2) Adjustment for interest expense on promissory notes to be issued in connection with the Merger. Such interest was calculated at an assumed interest rate of 8%.

(3) Adjustment for interest expense on short-term borrowings to be issued in connection with the Merger. Such interest calculated at an assumed interest rate of 5.5%.

           =========================================================

THIS PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, AND THE EXHIBITS AND SCHEDULES RELATING THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON,
D. C. UNDER THE SECURITIES ACT OF 1933 AND TO WHICH REFERENCE IS HEREBY MADE FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE SECURITIES OFFERED HEREBY.


                               TABLE OF CONTENTS



                  ITEM                       PAGE
                  ----                       ----
Available Information....................      i
Reports to Security Holders..............      i
Annual Report on Form 10-K...............      i
Incorporation of Documents by
  Reference..............................     ii
Summary..................................      1
Selected Historical Financial Data.......      5
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      6
Risk Factors.............................      9
Use of Proceeds..........................     11
Plan of Distribution.....................     11
Dividends................................     11
Business of TruServ......................     11
Distribution of Patronage Dividends......     15
Management...............................     17
Description of Common Stock..............     18
Legal Matters............................     19
Index to Consolidated Financial
  Statements.............................     20
Unaudited Pro Forma Consolidated
  Financial Statements...................     57


    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
=========================================================
           =========================================================


                              TRUSERV CORPORATION


                                 179,880 SHARES

                              CLASS A COMMON STOCK

                                 $100 PAR VALUE
                            (IN UNITS OF 60 SHARES)

                               ------------------
                                   PROSPECTUS
                               ------------------
                              DATED JULY    , 1997
=========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are the actual or estimated expenses in connection with the issuance and distribution of the Class A Common Stock being registered:



Registration Fee............................................    $     0
Printing of Registration Statement and Prospectus...........     15,000
Accounting Fees and Expenses................................     10,000
Legal Fees..................................................     10,000
Fees and Expenses for Qualifying Securities under "Blue Sky"
  Laws of
  Various States............................................     15,000
                                                                -------
Total.......................................................    $50,000
                                                                =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     TruServ's Certificate of Incorporation, as amended, provides that TruServ shall indemnify, in accordance with and to the full extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TruServ), by reason of the fact that such person is or was a director, officer, employee or agent of TruServ, or is or was serving at the request of TruServ as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right of such director, officer, or employee to indemnification provided by law or otherwise.



     Additionally, pursuant to Section 145(a)-(g) of the Delaware General Corporation Law which empowers a corporation to indemnify its directors, officers, employees and agents, on July 23, 1973 the Board of Directors adopted a By-Law (Article XII, Indemnification of Directors, Officers and Employees--Exhibit 3-A to Form 10-K Annual Report for the year ended January 1, 1994 and incorporated herein by reference) providing for such indemnification. The following is a summary of the most significant provisions of said By-Law:



     As against third parties, TruServ shall indemnify any director, officer, employee or agent for any expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in defending any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative brought against such person by reason of the fact that he was or is a director, officer, employee or agent, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct unlawful.



     In any action or suit by or in the right of TruServ, TruServ shall indemnify any director, officer, employee or agent who is or was a party or threatened to be made a party to such threatened, pending or completed action or suit, for expenses (including attorney's fees and amounts paid in settlement) reasonably and actually incurred in connection with the defense or settlement of such suit or action, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, except that no indemnification shall be made if such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to TruServ unless and only to the extent that the Court of Chancery of Delaware or the court where the suit was brought finds that in view of all the circumstances of the case, such person is entitled to indemnification.



     Any indemnification, unless ordered by a court, shall be made by TruServ only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct. Such determination shall be made by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties of such action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.


     Additionally, the shareholders of TruServ have approved an amendment to the Certificate of Incorporation to eliminate personal liability of directors for monetary damages for breach of fiduciary duty of care. The amendment provides that a director of TruServ shall not be liable to TruServ or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is concerned, see Item 17 "Undertakings" below.

ITEM 16. EXHIBITS.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------


      2-A Agreement and Plan of Merger dated as of December 9, 1996 between the Company and ServiStar Coast to Coast Corporation ("SCC"). Previously Filed.
      4-A Amended and Restated Certificate of Incorporation of the Company, effective July 1, 1997. Incorporated by reference -- Exhibit 2-A to Registration Statement on Form S-4 (No. 333-18397).
      4-B By-laws of the Company, effective July 1, 1997. Incorporated by reference -- Exhibit 2-A to Registration Statement on Form S-4 (No. 333-18397).
      4-C Specimen certificate of Class A common stock. Incorporated by reference--Exhibit 4-A to Registration Statement on Form S-2 (No. 2-82836).
      4-D Specimen certificate of Class B common stock. Incorporated by reference--Exhibit 4-B to Registration Statement on Form S-2 (No. 2-82836).
      4-E Promissory (subordinated) note form effective for the year-ending December 31, 1986 and thereafter. Incorporated by reference--Exhibit 4-H to Registration Statement on Form S-2 (No. 33-20960).
      4-F      Instalment note form. Incorporated by reference--Exhibit 4-F to Registration Statement on Form S-2 (No. 2-82836).
      4-G      Copy of Note Agreement with Prudential Insurance Company of
               America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of $50,000,000 with a maturity date of April 1, 2007. Incorporated by reference--Exhibit 4-J to Post-Effective Amendment No. 2 to Registration Statement on Form S-2 (No. 33-39477).
      4-H Cotter & Company $50,000,000 Private Shelf Agreement with Prudential Insurance Company of America dated December 29, 1995 incorporating amendment on existing Note Agreement with Prudential Insurance Company of America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of $50,000,000 with a maturity date of April 1, 2007. Incorporated by reference--Exhibit 4-H to Post-Effective Amendment No. 5 to Registration Statement on Form S-2 (No. 33-39477).
      4-I Trust Indenture between Cotter & Company and First Trust of Illinois (formerly Bank of America). Incorporated by reference--Exhibit T3C to Cotter & Company Form T-3 (No. 22-26210).
      4-J Credit Agreement dated March 29, 1996 for $125,000,000 revolving credit between Cotter & Company, various Financial institutions, and Bank of America. Incorporated by Reference--
               Exhibit 4-J to the Company's Registration Statement on Form S-2 (No. 33-39477).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      4-K      Amended and Restated Trust Indenture between Cotter &
               Company and First Trust National Association for $50,000,000
               principal amount of Variable Denomination Floating Rate
               Demand Notes. Incorporated by Reference--Exhibit 4-K to the
               Company's Registration Statement on Form S-2 (No.
               333-26727).
      5        Opinion of Arnstein & Lehr.
     10-A      Current Form of Retail Member Agreement with TruServ
               Corporation between the Company and its Members that offer primarily hardware and related items. Incorporated by
               reference--Exhibit 2-A to the Company's Registration
               Statement on Form S-4 (No. 333-18397).
     10-B      Form of Subscription to Shares of Cotter & Company.
               Incorporated by reference--Exhibit 10-H to Registration
               Statement on Form S-2 (No. 2-82836).
     10-C      Cotter & Company Defined Lump Sum Pension Plan (As Amended
               and Restated Effective As Of January 1, 1996). Incorporated
               by reference--Exhibit 10-C to Post-Effective Amendment No. 5 to Registration Statement on Form S-2 (No. 33-39477).
     10-D      Cotter & Company Employees' Savings and Compensation
               Deferral Plan (As Amended and Restated Effective April 1,
               1994). Incorporated by reference--Exhibit 10-D to Post-
               Effective Amendment No. 4 to Registration Statement on Form
               S-2 (No. 33-39477).
     10-E      Cotter & Company Supplemental Retirement Plan between Cotter
               & Company and selected executives of the Company (As Amended and Restated January 2, 1996 Effective As Of January 1,
               1996). Incorporated by reference--Exhibit 10-E to
               Post-Effective Amendment No. 5 to Registration Statement on
               Form S-2 (No. 33-39477).
     10-F      Annual Incentive Compensation Program and Long-Term
               Incentive Compensation Program between Cotter & Company and selected executives of the Company. Incorporated by
               reference--filed as Exhibits A and B to Exhibit 10-N to
               Registration Statement on Form S-2 (No. 33-39477).
     10-G      Cotter & Company Long-Term Incentive Compensation Program
               for Executive Management (Amended) dated November 7, 1994.
               Incorporated by reference--Exhibit 10-I to Post-Effective
               Amendment No. 4 to Registration Statement on Form S-2 (No.
               33-39477).
     10-H      Employment Agreement between Cotter & Company and Daniel A.
               Cotter dated October 15, 1984. Incorporated by
               reference--Exhibit 10-N to Post-Effective Amendment No. 2 to
               Registration Statement on Form S-2 (No. 2-82836).
     10-I      Amendment No. 1 to Employment Agreement between Cotter &
               Company and Daniel A. Cotter dated October 15, 1984
               effective January 1, 1991. Incorporated by reference--
               Exhibit 10-N to Registration Statement on Form S-2 (No.
               33-39477).
     10-J      Contract between Daniel T. Burns and the Company.
               Incorporated by reference--Exhibit 10-J to Post-Effective
               No. 5 to Registration Statement in Form S-2 (No. 33-39477).
     10-K      Contract between Kerry J. Kirby and the Company.
               Incorporated by reference--Exhibit 10-K to Post-Effective
               No. 5 to Registration Statement on Form S-2 (No. 33-39477).
     10-L      Retail Conversion Funds Agreement dated as of December 9,
               1996 between the Company and SCC. Incorporated by
               reference--Exhibit 10-L to Registration Statement on Form
               S-4 (No. 333-18397).
     *23-A     Consent of Arnstein & Lehr (included on page II-7).
    *23-B      Consent of Ernst & Young LLP (included on page II-7).
    *23-C      Consent of Coopers & Lybrand LLP (included on page II-8).


* Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 27TH DAY OF JUNE, 1997.


                                          COTTER & COMPANY

                                          By:        /s/ DANIEL A. COTTER
                                            ------------------------------------
                                                      Daniel A. Cotter
                                             President, Chief Executive Officer
                                                         and Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----
                /s/ DANIEL A. COTTER                     President, Chief Executive          June 27, 1997
-----------------------------------------------------      Officer and Director
                  Daniel A. Cotter

                 /s/ KERRY J. KIRBY                      Vice President, Treasurer, Chief    June 27, 1997
-----------------------------------------------------      Accounting Officer and Chief
                   Kerry J. Kirby                          Financial Officer

                /s/ ROBERT J. LADNER*                    Chairman of the Board               June 27, 1997
-----------------------------------------------------      and Director
                  Robert J. Ladner

                  /s/ JOE W. BLAGG*                      Director                            June 27, 1997
-----------------------------------------------------
                    Joe W. Blagg

            /s/ WILLIAM M. CLAYPOOL, III*                Director                            June 27, 1997
-----------------------------------------------------
              William M. Claypool, III

              /s/ SAMUEL D. COSTA, JR.*                  Director                            June 27, 1997
-----------------------------------------------------
                Samuel D. Costa, Jr.

                /s/ LEONARD C. FARR*                     Director                            June 27, 1997
-----------------------------------------------------
                   Leonard C. Farr

              /s/ WILLIAM M. HALTERMAN*                  Director                            June 27, 1997
-----------------------------------------------------
                William M. Halterman

               /s/ JERRALD T. KABELIN*                   Director                            June 27, 1997
-----------------------------------------------------
                 Jerrald T. Kabelin

              /s/ JOHN F. LOTTES, III*                   Director                            June 27, 1997
-----------------------------------------------------
                 John F. Lottes, III

                /s/ KENNETH M. NOBLE*                    Director                            June 27, 1997
-----------------------------------------------------
                  Kenneth M. Noble

              /s/ RICHARD L. SCHAEFER*                   Director                            June 27, 1997
-----------------------------------------------------
                 Richard L. Schaefer

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----
                /s/ GEORGE V. SHEFFER                    Director                            June 27, 1997
-----------------------------------------------------
                  George V. Sheffer

                /s/ DENNIS A. SWANSON                    Director                            June 27, 1997
-----------------------------------------------------
                  Dennis A. Swanson

                /s/ JOHN M. WEST, JR.                    Director                            June 27, 1997
-----------------------------------------------------
                  John M. West, Jr.

*By:           /s/  DANIEL P. BURNS
     ------------------------------------------------
                    Daniel P. Burns
                    Attorney-In-Fact

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use of our report dated February 10, 1997, except for
Note 11 as to which the date is April 1, 1997, in Post-Effective Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-18397) and related Prospectus of TruServ Corporation (Cotter & Company prior to July 1, 1997) for the registration of 179,880 shares of Class A Common Stock. We also consent to the incorporation by reference therein of our report dated February 10, 1997 with respect to the consolidated financial statements of Cotter & Company included in its Annual Report (Form 10-K) for the year ended December 28, 1996, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Chicago, Illinois

June 27, 1997



                               CONSENT OF COUNSEL



     We hereby consent to the use of our opinion dated December 20, 1996 as an exhibit to Post-Effective Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-18397) of Cotter & Company and the reference to us under the caption "Legal Matters" in the related Prospectus as counsel for the Company who have passed upon the legality of the securities registered thereunder.



                                          ARNSTEIN & LEHR



June 27, 1997

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in Post-Effective Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-18397) and related Prospectus of Cotter & Company for the registration of 179,880 shares of Class A Common Stock of our report dated July 26, 1996, except for Note J as to which the date is April 1, 1997, on our audits of the consolidated and combined financial statements of SERVISTAR Corporation and Coast to Coast Stores, Inc.


                                          COOPERS & LYBRAND LLP

Pittsburgh, Pennsylvania

June 27, 1997